UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act Of 1934
(Amendment No. )
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Thermadyne Holdings Corporation
(Name of Registrant as Specified in its Charter)

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April 7, 2010
DEAR STOCKHOLDERS:
          Our Annual Meeting of Stockholders will be held at 10 a.m., Central Daylight Savings Time, on April 27, 2010 at our corporate headquarters, 16052 Swingley Ridge Road, Suite 300, St. Louis, MO 63017, U.S.A. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and I hope that you will be able to join us.
          On the pages following this letter, you will find the Notice of 2010 Annual Meeting of Stockholders, which lists the matters to be considered at the meeting, and the proxy statement, which describes the matters listed in the notice and other matters. We have also enclosed our 2009 Annual Report on Form 10-K.
          If you are a stockholder of record, we have enclosed your proxy card, which allows you to vote on the matters considered at the meeting. Simply mark, sign and date your proxy card, and then mail the completed proxy card in the enclosed postage-paid envelope. Please note that you may still attend the meeting and vote in person even if you have sent in a proxy card.
          If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that must be followed in order for your shares to be voted.

Sincerely,

Paul D. Melnuk
Chairman of the Board of Directors
THE ABILITY TO HAVE YOUR VOTE COUNTED AT THE MEETING IS AN IMPORTANT
STOCKHOLDER RIGHT. I HOPE YOU WILL CAST YOUR VOTE BY PROXY OR IN PERSON
REGARDLESS OF THE NUMBER OF SHARES YOU HOLD.

THERMADYNE HOLDINGS CORPORATION
16052 SWINGLEY RIDGE ROAD, SUITE 300
ST. LOUIS, MISSOURI 63017

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10 a.m., Central Daylight Savings Time, on April 27, 2010.

Place	Corporate headquarters, 16052 Swingley Ridge Road, Suite 300, St. Louis, MO 63017.

Items of Business	At the meeting, the stockholders will be asked to:
(1) elect a board of directors;
(2) ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2010; and
(3) transact any other business properly presented at the meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on March 2, 2010.

Proxy Voting	It is important that your shares be represented and voted at the meeting. Regardless of whether you plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is exercised at the meeting.

By order of the board of directors,

Nick H. Varsam
Vice President, General Counsel and Corporate Secretary
St. Louis, Missouri
April 7, 2010

PROXY STATEMENT
FOR THE
THERMADYNE HOLDINGS CORPORATION
2010 ANNUAL MEETING OF STOCKHOLDERS

i

INFORMATION ABOUT THE MEETING
This Proxy Statement
     We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2010 Annual Meeting of Stockholders, or any adjournment or postponement of the meeting. The meeting will be held at 10:00 a.m., Central Daylight Savings Time, on April 27, 2010, at our corporate headquarters located at 16052 Swingley Ridge Road, Suite 300, St. Louis, MO 63017, U.S.A.
     — THIS PROXY STATEMENT summarizes information about the proposals to be considered and voted upon at the meeting and other information you may find useful in determining how to vote.
     — THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with the instructions.
     Our directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail, facsimile or telegram. We will pay the expenses of soliciting proxies; however, we will not pay additional compensation to these individuals for soliciting proxies. We will request banks, brokers and other nominees holding shares for a beneficial owner to forward copies of the proxy materials to those beneficial owners and to request instructions for voting those shares. We will reimburse these banks, brokers and other nominees for their related reasonable expenses.
     This proxy statement and the enclosed proxy card were first mailed to stockholders on or about April 7, 2010. Included with this mailing is a copy of our 2009 Annual Report on Form 10-K.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON APRIL 27, 2010. The Company’s proxy statement and Annual Report on Form 10-K for the 2009 fiscal year are available on our website at www.thermadyne.com.
Who May Vote
     Those holders of record of our common stock at the close of business on March 2, 2010 are entitled to one vote per share on each matter properly brought before the meeting. The proxy card states the number of shares you are entitled to vote.
     A list of all stockholders entitled to vote will be available at the meeting. In addition, a list of such stockholders will also be available at our corporate headquarters located at 16052 Swingley Ridge Road, Suite 300, St. Louis, Missouri 63017, U.S.A. during regular business hours for ten days prior to the meeting for inspection by any stockholder for any purpose that is germane to the meeting.
How to Vote If You Are a Stockholder of Record
     If you are a stockholder of record, you may vote your shares in person at the meeting or by proxy as follows:
•	TO VOTE IN PERSON: You must attend the meeting, and complete and submit the ballot that will be provided at the meeting.

•	TO VOTE BY PROXY: Mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you complete and return the proxy card prior to the meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card. If you complete the proxy card with no additional direction, then the designated persons will vote your shares for the election of all the nominated directors, and for the ratification of KPMG LLP as our independent registered public accountants. If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.
     Please note that you may revoke a completed proxy card at any time before it is exercised by taking one of the following actions:
•	sending written notice to Nick H. Varsam, our corporate secretary, at 16052 Swingley Ridge Rd., Suite 300, St. Louis, MO 63017, U.S.A., indicating your desire to revoke the proxy card;

•	submitting another signed proxy with a later date prior to the meeting; or

•	attending the meeting, notifying our corporate secretary that you are present, and then voting by ballot.
How to Vote If You Own Your Shares Through a Broker
     If your shares are held in the name of a broker, bank or other nominee holder, you are considered a “beneficial owner” of your shares and will receive instructions from the holder of record explaining how your shares may be voted. If you do not provide your broker or nominee specific voting instructions, your broker or nominee is authorized to use its own discretion and vote your shares on certain “routine” matters (such as Proposal 2) but is not permitted to use discretion and vote your shares on non-routine matters (such as Proposal 1). Prior to 2010, the uncontested election of directors was considered a routine matter for which brokers had discretionary authority to vote your shares. Beginning this year, brokers are no longer permitted to vote your shares for the election of directors if they do not receive instructions from you. We urge you to give voting instructions to your broker or nominee on both proposals.
     If you would like to vote in person, you must obtain a proxy executed in your favor from your broker or nominee to be able to vote at the meeting.
Quorum Required to Transact Business
     At the close of business on the record date, March 2, 2010, there were 13,543,068 shares of our common stock outstanding. The presence of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the Annual Meeting, in person or represented by proxy, is required to constitute a quorum necessary to transact business at the meeting. Abstentions and “broker non-votes,” which are shares for which the broker or nominee does not have discretionary authority to vote on a particular matter, are counted as present and entitled to vote for purposes of determining whether a quorum exists.
Votes Required to Approve Proposals
     Under Delaware law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors. This means that the nominees for director who receive the greatest number of votes cast in their favor (up to the number of director seats available for election) will be elected. A properly executed proxy marked “Withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of the vote.
PROPOSAL ONE: ELECTION OF DIRECTORS
     Our bylaws provide that the board of directors shall consist of not less than one director. Currently, the board of directors has seven members, with Mr. Christopher P. Hartmann having been appointed to the board in December 2009. The seven directors have been nominated for re-election as provided below. Each nominee elected as a director serves a term that expires at the annual meeting following his or her election and will continue in office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or retirement. Unless you request on your proxy card that voting of your proxy be withheld, all proxies will be voted for the election of the board of directors comprised of the individuals named below.
     The Nominating and Corporate Governance Committee of our board of directors has nominated for re-election as directors all seven members of our board: Paul D. Melnuk, J. Joe Adorjan, Andrew L. Berger, James B. Gamache, Marnie S. Gordon, Christopher P. Hartmann and Bradley G. Pattelli. Mr. Hartmann was originally elected as a director by the board of directors in December 2009. Mr. Hartmann was recommended by the non-management directors who are members of the Nominating and Corporate Governance Committee for nomination for election by our stockholders. The process undertaken by this committee in recommending qualified director candidates is described below under “Corporate Governance — Director Nominations.”
     Certain information regarding each of our directors, including his or her principal occupation(s) and directorships within the past five years, is set forth below. Included for each director is a brief discussion of the specific experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee to conclude that the person should serve as a director, in addition to the many contributions that our directors have made during their tenure on the board and/or their roles on our board committees. You will find information about each nominee’s stockholdings in the “Information about Stock Ownership” section of this proxy statement.

Paul D. Melnuk	Mr. Melnuk, 55, has been a member of our board of directors since May 2003 and chairman of the board since October 2003. From January 2004 to August 2009, he served as our chief executive officer. Mr. Melnuk served as a director and chairman of the audit committee of Petro-Canada, a multinational, integrated oil and gas company headquartered in Calgary, Alberta, from 2000 until August 2009, when it was amalgamated with Suncor Energy, Inc. Mr. Melnuk also serves as a director of several other private companies. Mr. Melnuk has been a managing partner of FTL Capital Partners, LLC, a private equity firm, since 2001. Prior to 2001, Mr. Melnuk served as president and chief executive officer of the predecessor to The Premcor Refining Group Inc., an oil refining company; Barrick Gold Corporation, a gold mining company; and Bracknell Corporation, a contracting company.

Key Qualifications, Attributes & Experience:

Mr. Melnuk’s years of experience as our chief executive officer provide him with intimate knowledge of our day-to-day operations, our business and competitive environment, and the prospects, challenges and risks to our business. His extensive experience as chief executive officer and in other executive leadership roles with companies across a range of industries including oil and gas, gold mining, real estate, and electrical, mechanical and telecommunications infrastructure, and prior business turnaround success allow Mr. Melnuk to bring valuable, diverse insights to the board that complement his knowledge and understanding of our business and contribute significantly to helping shape our strategic direction.

J. Joe Adorjan	Mr. Adorjan, 71, has been a member of our board of directors since October 2005. He was appointed lead independent director in April 2007. He also serves on our Compensation Committee. Mr. Adorjan is chairman of Adven Capital, a private equity firm, and is a partner of Stonington Partners Inc., a New York based private equity firm, positions he has held since 2001. From 1995 to 2000, Mr. Adorjan served as chairman and chief executive officer of Borg-Warner Security Corporation, a provider of security services. Prior to joining Borg-Warner, Mr. Adorjan was president of Emerson Electric Co., where he also held various senior officer positions. Mr. Adorjan also served as chairman and chief executive officer of ESCO Electronics Corporation from 1990 to 1992. Mr. Adorjan has been a director of Patriot Coal Company since November 2007. He also currently serves as chairman of Bates Sales Company, a privately held company, and as a member of the supervisory board of Rexel SA, a publicly traded France-based company.

Key Qualifications, Attributes & Experience:

With his many years of experience in chief executive and other senior executive positions in large, diverse, global businesses, including 29 years with Emerson Electric, Mr. Adorjan provides valuable business, leadership, and strategic and operational management knowledge and counsel to the board. His prior executive management roles and ongoing private equity involvement also help guide the board and management in its consideration of strategic transactions. Mr. Adorjan has significant board experience with public and private companies, including service on audit and compensation committees, which allows him to share best practices with our board of directors and management.

Andrew L. Berger	Mr. Berger, 63, has been a member of our board of directors since May 2003. He is chairman of our Nominating and Corporate Governance Committee, and a member of our Compensation Committee. Since January 2010, he has been an independent consultant. From January 2007 until December 2009, he was vice chairman of the executive committee of Sterne, Agee & Leach, a registered broker/dealer and a member of the New York Stock Exchange. From 2003 until December 2006, he was a senior managing director of C.E. Unterberg, Towbin, a U.S. investment bank. From 1998 until 2002, Mr. Berger was a member of executive management of Union Bancaire Privee in Geneva, Switzerland, and was responsible for coordinating asset management activities and for corporate development. He has also held positions in financial services businesses in New York and London, and has practiced law in New York and Paris.

Key Qualifications, Attributes & Experience:

Mr. Berger’s experience in senior executive positions with international investment banking and financial management institutions and prior background as an attorney provide the board significant managerial, strategic, financial and compliance-based expertise with a strong global perspective.

James B. Gamache	Mr. Gamache, 55, has been a member of our board of directors since May 2003. He is chairman of our Compensation Committee and also serves on our Audit Committee. Mr. Gamache was executive vice president, sales and supply chain, of Foamex International, Inc., from August 2007 to May 2008. From May 2005 to August 2007, Mr. Gamache was senior vice president of sales and marketing for YRC Regional Transportation, one of the largest transportation service providers in the world. From 2003 to 2005, he was vice president of special services for Roadway Express, Inc., a freight service company. Mr. Bradley G. Pattelli, another member of our board of directors, is Mr. Gamache’s nephew.

Key Qualifications, Attributes & Experience:

Mr. Gamache brings to the board significant insight into operational and strategic issues gained through executive management positions in large, diverse organizations. With a career focus on sales and marketing, supply chain and logistics, Mr. Gamache has a strong understanding of the importance of identifying and meeting the needs of our customers in an array of areas including on-time delivery, pricing and service. As chair of our Compensation Committee, Mr. Gamache has gained extensive experience with executive compensation.

Marnie S. Gordon	Ms. Gordon, 44, has been a member of our board of directors since May 2003. She chairs our Audit Committee and serves on our Nominating and Corporate Governance Committee. From 1998 until 2001, Ms. Gordon was a director at Angelo, Gordon & Co., L.P., a privately held registered investment advisor. Prior to that, Ms. Gordon was a vice president at Goldman, Sachs & Co., a position she held from 1993 until 1998. Ms. Gordon was also a director and chair of the audit committee for Telewest Global, Inc. from July 2004, when it emerged from restructuring, to March 2006 when it merged with NTL, Incorporated, now known as Virgin Media. Ms. Gordon is a chartered financial analyst.

Key Qualifications, Attributes & Experience:

Ms. Gordon has extensive knowledge of high yield and distressed capital and secondary markets through her experience with Angelo, Gordon and Goldman Sachs, among other investment companies. She also has valuable public company board and audit chair experience and knowledge of accounting issues as audit chair of Telewest Global and Thermadyne, and has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations.

Christopher P. Hartmann	Mr. Hartmann, 48, has been a member of our board of directors since December 2009. He is a member of our Nominating and Corporate Governance Committee and our Audit Committee. Since January 2008, he has served as executive vice president and chief executive officer of International Electric Supply Corp. (“IESC”), a wholly owned subsidiary of Rexel SA, one of the largest electrical wholesalers in the world, where he also serves on the executive committee. From October 2006 to January 2008, Mr. Hartmann served as executive vice president and chief operating officer for Thomas & Betts Corporation, a leading manufacturer of electrical products. From 2003 to October 2006, he was president of Thomas & Betts’ electrical division. From 1999 to 2002, Mr. Hartmann served as president and chief operating officer of Affiliated Distributors, the largest wholesale buying and marketing group in North America.

Key Qualifications, Attributes & Experience:

With his executive and senior management experience with large manufacturing and distribution businesses and prior experience with companies such as General Electric and Rockwell Automation, Mr. Hartmann brings to the board the insights of a business leader who has addressed a similar set of economic, competitive and business issues as our business faces. As the CEO of IESC and a member-at-large on the board of the National Association of Electrical Distributors and past president of Affiliated Distributors, Mr. Hartmann adds to the board another perspective that broadens our understanding of our own customer base of national and multinational distributors of cutting and welding equipment and industrial gas products.

Bradley G. Pattelli	Mr. Pattelli, 43, has been a member of our board of directors since May 2003. Since 1998, Mr. Pattelli has been employed by Angelo, Gordon & Co., L.P., a privately-held registered investment advisor, where he focuses on the leveraged loan and distressed securities markets. He currently serves as a portfolio manager and co-head of the leveraged loan group. Previously, he served as a portfolio manager and analyst at di Silvestri Asset Management LLC. Mr. Pattelli is a chartered financial analyst. As noted, Mr. Gamache is Mr. Pattelli’s uncle.

Key Qualifications, Attributes & Experience:

The board has benefited from the substantial financial expertise and understanding of complex financial transactions and markets that Mr. Pattelli has obtained in his long tenure with Angelo, Gordon. With his focus on leveraged loan and distressed securities markets, Mr. Pattelli contributes a key element to the board in its ongoing assessment of our capital structure, sources of debt financing and relationships with investors. As the board representative of our principal stockholder since 2003, Mr. Pattelli has developed an in-depth understanding of our business and continues to provide valuable counsel to the board in addressing and responding to the challenges in our economic and business environment.
     No director nominee or executive officer is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or our subsidiaries. The board of directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If any director named above becomes unable or is unwilling to serve, all proxies will be voted for an alternate or alternates designated by the present board of directors. As an alternative, the board of directors may reduce the number of directors to be elected at the meeting.
     The nominees receiving the greatest number of votes cast will be elected as directors. Abstentions will not be counted toward the number of votes required for any nominee’s election. Brokers do not have discretionary voting power with respect to director elections. THE BOARD BELIEVES THE ELECTION OF EACH OF THESE NOMINEES IS IN THE COMPANY’S BEST INTEREST AND THE BEST INTEREST OF THE COMPANY’S STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

CORPORATE GOVERNANCE
     We believe that effective corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. One important element of our governance is having an actively engaged, independent board of directors that is accountable to Thermadyne and its stockholders. Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance, as opposed to our day-to-day operations. The board’s primary responsibility is to oversee the management of Thermadyne and, in so doing, serve the best interests of Thermadyne and its stockholders. The board, either directly or through its committees, oversees the conduct of the Company’s business and strategic plans and evaluates whether the business is being properly managed. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources.
     Our board has adopted and adheres to corporate governance guidelines that guide the board of directors and our executive leadership team in the execution of their responsibilities. The corporate governance guidelines are available on our website at www.thermadyne.com. The board periodically reviews these guidelines, Delaware law, the rules and listing standards of the NASDAQ Stock Market, and SEC regulations, as well as best practices suggested by recognized governance authorities.
Director Independence
     Our Corporate governance guidelines provide that a majority of the members of our board of directors must be “independent,” as such term is defined under NASDAQ listing standards. Independent directors may not be an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board has reviewed all relationships between the Company and members of the board and has affirmatively determined that Ms. Gordon and Messrs. Adorjan, Berger, Gamache, Hartmann and Pattelli are independent. Mr. Melnuk is not considered independent because he is employed by the Company as our chairman of the board. In addition, each of the members of the Audit Committee meets the heightened criteria for independence applicable to members of audit committees under SEC rules and NASDAQ listing standards.
     In determining Mr. Pattelli’s independence, the board considered his relationship as an employee of Angelo, Gordon & Co., LP. Certain investment advisory clients of Angelo, Gordon are lenders under the Company’s second lien facility or holders of the Company’s outstanding 9-1/4% Senior Subordinated Notes due 2014. See “Transactions With Related Persons,” below. As of the date of this proxy statement, Angelo, Gordon beneficially owns 33.2% of the outstanding shares of the Company’s common stock and holds such shares on account of certain of its investment advisory clients. See “Information About Stock Ownership,” below. None of these clients are lenders under the Company’s second lien credit facility or holders of the Senior Subordinated Notes. The board also considered the payment by the Company of Mr. Pattelli’s director fees to Angelo, Gordon. See “Non-Employee Director Compensation” below. After consulting with counsel, the board of directors has determined that, in its opinion, neither Mr. Pattelli’s relationship with Angelo, Gordon nor the Company’s payment of Mr. Pattelli’s director fees to Angelo, Gordon interferes with his exercise of independent judgment in carrying out the responsibilities of a director.
Board Leadership Structure
     One of the key responsibilities of our board of directors is to evaluate and determine its own leadership structure that best positions it to provide independent oversight of management. The board of directors understands that its leadership structure will depend on the competitive and changing environment in which we operate our business and that the appropriate structure may vary as circumstances warrant.
     From January 2004 to August 2009, Mr. Melnuk served as our chief executive officer and chairman of the board. In August 2009, Mr. Melnuk stepped down from his position as chief executive officer and continued as our chairman. Martin Quinn, a member of our executive leadership team with over 25 years experience with the Company, was appointed president, and the office of chief executive officer was not filled.
     Our board believes that the role of our chairman, together with an independent lead director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management. Our board believes that Mr. Melnuk, our former chief executive officer, is best situated to serve as chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy for our business. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the company and industry, while Mr. Melnuk brings company- and industry-specific experience and expertise to the board.

     Our chairman is responsible for coordinating our board’s activities to ensure that our directors are properly informed and provide appropriate oversight of management and governance of the Company. The chairman presides at all meetings of the board of directors and annual stockholders meetings. As former chief executive officer, our chairman also is available to our president for advice and counsel, as appropriate, and provides leadership and support for all external communications, including investor relations.
     In accordance with our corporate governance guidelines, which provide that if our chairman is not an independent director, the Nominating Committee must recommend, and the board must appoint, one of its independent directors to serve as lead director. J. Joe Adorjan was appointed lead director in April 2007. The lead director is responsible for (i) coordinating and developing the agenda for the executive sessions of the non-management directors; (ii) working with the chairman of the board and the committees to develop meeting agendas; and (iii) calling special meetings of the board or additional executive sessions, as necessary. In connection with the management organization changes announced in August 2009, the board of directors decided, and Mr. Adorjan agreed, to expand the responsibilities of Mr. Adorjan as lead director. In addition to his duties under our corporate governance guidelines, the lead director has been authorized and directed to act as a liaison between management and the non-management directors and advise the executive leadership team regarding operational plans and critical issues and challenges facing the Company. He is expected to attend executive leadership team meetings, assist management to ensure timely decisions and effective execution on key operational issues and perform such other duties as the board of directors, from time to time, may assign that are commensurate with the position.
Board’s Role in Risk Oversight
     Our board of directors, directly and through its committees, has an active role in overseeing the management of the Company’s risks. The Company’s executive leadership team regularly presents to the board information regarding the Company’s operations, competitive environment, financial condition and progress against its business plan, as well as the risks associated with each. The entire board also considers the operational, financial, legal and regulatory, market and reputational risks associated with the Company’s strategic plan.
     Each of our board committees, particularly our Audit Committee, considers the risks within its areas of responsibilities. As part of its charter, our Audit Committee inquires of the chief financial officer, other members of management and our outside auditors about significant risks or exposures and assesses the steps management has taken to minimize or mitigate such risks. The Audit Committee also oversees the Company’s policies with respect to risk assessment and risk management. The Compensation Committee considers the risks associated with our compensation policies and practices affecting executive compensation and compensation generally. The Nominating and Corporate Governance Committee manages risks associated with the independence of the board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed about such risks through committee reports and by attending meetings of committees of which they are not members.
Board and Committee Meetings
     Our board met 11 times during 2009, of which seven were regularly scheduled and four were specially called meetings. The board has three standing committees: Audit; Compensation; and Nominating and Corporate Governance. All of our directors attended 75% or more of the meetings of the board and of any board committees on which they served.
Annual Meeting Attendance
     We do not have a formal policy requiring members of the board to attend the Annual Meeting of Stockholders but strongly encourage directors to attend. All of our directors then serving on the board attended the 2009 Annual Meeting of Stockholders.
Executive Sessions
     Pursuant to our corporate governance guidelines, non-management directors are required to meet on a regularly scheduled basis without the presence of management. The lead director chairs these sessions.
Audit Committee
     The Audit Committee assists our board of directors in fulfilling its financial oversight responsibilities by reviewing all audit plans and fees, the financial information that will be provided to the stockholders and our systems of internal financial controls. The Audit Committee has the sole authority and responsibility to select, evaluate and, where appropriate, replace our independent registered public accounting firm. Our board has adopted a written charter for the Audit Committee. The charter is available on our website at www.thermadyne.com. The Audit Committee held four meetings in 2009.
     The Audit Committee currently consists of Marnie S. Gordon (Chair), James B. Gamache and Christopher P. Hartmann, each of whom is independent. The board of directors has determined that Ms. Gordon is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.
Compensation Committee
     The primary responsibility of the Compensation Committee is the review and evaluation of our compensation programs and policies and the determination of the compensation of our each of our executive officers named in the Summary Compensation Table in this proxy statement (the “named executive officers”). The Compensation Committee also:
•	reviews and advises the board of directors regarding the qualifications, development, annual evaluation and succession of our executive officers,

•	reviews changes in the compensation of other key management employees,

•	approves or recommends to the board for approval changes to and awards under our equity and non-equity incentive compensation plans,

•	approves the inclusion of the Compensation Discussion and Analysis in this proxy statement, and

•	attends to other related organizational matters to insure the effective management of our business.
As a practical matter, our principal executive officer makes recommendations to the Compensation Committee regarding the compensation elements of the executive officers (other than his own compensation), based on Company performance, individual performance and input from management. The Compensation Committee, however, retains the final authority, subject to review by the board of directors, over compensation of our executive officers.
     The Compensation Committee also has the authority to retain and compensate external compensation consultants to provide information and data to the Compensation Committee. During 2009, the Compensation Committee utilized the services of Towers Perrin, Inc., now known as Towers Watson (“Towers Watson”) as its external compensation consultant. Towers Watson collected and analyzed executive compensation data from a peer group of manufacturing and durable goods companies similar in size and/or type of business to Thermadyne. The Compensation Committee used this peer group analysis to measure the Company’s executive compensation against general market trends in light of the performance of the Company and the manufacturing industry in general. Towers Watson does not make specific recommendations as to the level of any element of compensation of any named executive officer but does identify changes in compensation program structure and application for the Committee’s consideration in reaching its decisions on executive compensation during the year. We identify companies comprising our peer group and further discuss the role of the Compensation Committee’s consultant in assisting the Committee in the “Compensation Discussion & Analysis” section of this proxy statement.
     The Compensation Committee is currently comprised of James B. Gamache (Chair), J. Joe Adorjan and Andrew L. Berger, each of whom is independent. The Compensation Committee met six times in 2009. The Compensation Committee’s charter is available on our website at www.thermadyne.com.
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee (the “Nominating Committee”) recommends, solicits and interviews candidates for membership on the board of directors, oversees and evaluates issues of corporate governance and makes recommendations to the board regarding governance policies and practices. This committee is also responsible for reviewing and recommending to the board for approval compensation for members of our board. Other than with respect to Mr. Adorjan, no changes were made to directors’ compensation in 2009. See “Non-Employee Director Compensation” below.
     The current members of the Nominating Committee are Andrew L. Berger (Chair), Marnie S. Gordon and Christopher P. Hartmann, each of whom is independent. The Nominating Committee met six times in 2009. The committee’s charter is available on our website at www.thermadyne.com.

Director Nominations
     Our Nominating Committee identifies and selects, or recommends that the board select, individuals qualified to serve as directors. In accordance with our corporate governance guidelines, the Nominating Committee seeks to create a board that will bring solid judgment and a broad range of knowledge, experience and viewpoints that best serve the needs of the board and the Company and the interests of our stockholders.
     Except with respect to qualifications that may be required by law or NASDAQ listing requirements, the Committee does not have pre-determined minimum qualifications that a candidate must meet in order to be considered for election to the board of directors. In accordance with its charter, the Nominating Committee considers the independence, possible conflicts of interest, personal background, judgment, business specialization, technical skills and diversity of each director candidate, and the extent to which he or she would fill a current or anticipated need on the board. The Nominating Committee does not have a formal policy with respect to diversity; however, the board and the Nominating Committee believe that it is essential that directors represent and freely express diverse backgrounds and viewpoints. To this end, the Committee considers diversity to include not only factors such as the candidate’s gender, race, national origin, disability, religion or creed, but also his or her education, professional experience, technical expertise and skill set. The Nominating Committee considers the entirety of each candidate’s credentials in the context of these factors and other qualities or attributes that the Committee believes will help the board perform its duties effectively. With respect to the nomination of continuing directors for re-election, the Committee also considers the individual’s past contributions to the board. The Committee expects a high level of commitment from the directors and will review a candidate’s other commitments to ensure that the candidate has sufficient time to devote to board duties. Our corporate governance guidelines provide that directors who reach the age of 72 will not seek re-election.
     Upon identifying a candidate who merits further consideration, the candidate will meet with one or more members of the Nominating Committee, either individually or as a group, the Company’s executive officers, and ultimately all of the other directors. The Nominating Committee will then elicit feedback from those who met or interviewed the candidate, and determine whether or not to nominate the candidate for election to the board.
     Under its charter, the Nominating Committee must also consider any director candidates nominated by stockholders. The process of review and nomination of a new director is the same as that for candidates identified by the board or the Committee, whether the candidate is recommended by a stockholder, another director, management, or otherwise. Stockholders who wish to recommend potential director candidates must comply with certain rules and procedures, as we describe in greater detail in “Submission of Future Stockholder Proposals” below. Stockholders must timely identify and submit information about their candidates to the Nominating and Corporate Governance Committee, c/o Nick H. Varsam, our corporate secretary, at the address of our executive offices listed below. The corporate secretary will then forward the submissions to the Committee. The Committee will evaluate the potential nominee applying the process described above and will consider such person in comparison to all other candidates. However, the Committee is not obligated to nominate any such individual for election.
     We did not pay any fees in 2009 to any third party to identify or evaluate director candidates. The Committee periodically assesses the effectiveness of its director nomination process and of the Committee as a whole via self-evaluation, in accordance with its charter.
Communications with the Board of Directors
     Stockholders may communicate with any and all members of our board of directors by transmitting correspondence via mail or facsimile addressed to one or more directors by name (or to the chairman of the board, for a communication addressed to the entire board) at the following address and facsimile number:
Name(s) of the Director(s)
c/o Nick H. Varsam, Corporate Secretary
Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
St. Louis, Missouri 63017
Facsimile No: (636) 728-3010
     Our corporate secretary will collect and organize all communications from our stockholders to one or more directors under procedures approved by our independent directors. The corporate secretary will forward all communications to the chairman of the board of directors or to the identified director(s) as soon as practicable; provided however, that communications that are abusive or in bad taste or present safety or security concerns may be handled differently. If we receive multiple communications on the same or similar topic, the corporate secretary may, in his sole discretion, forward only representative correspondence to the appropriate director(s).
     The chairman of the board will determine whether any communication addressed to the entire board of directors should be properly brought before the entire board or a standing or special committee thereof. If a communication is sent to the board of directors or a committee, the chairman of the board or the chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is required, the content and method of the response will be coordinated with our general counsel and/or outside legal counsel, as appropriate.
Code of Ethics
     The Company has adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, principal legal officer, all other executive officers and our division controllers. A copy of our Code of Ethics can be found on our website at www.thermadyne.com. We intend to disclose future amendments to our Code of Ethics, as well as any waivers thereof, on our website to the extent permissible by the rules and regulations of the SEC and any exchange upon which our stock may be listed.
NON-EMPLOYEE DIRECTOR COMPENSATION
     Our non-employee directors receive cash compensation for their service on the board of directors and board committees and are eligible to receive stock options under our Non-Employee Directors Stock Option Plan. Except for stock options awarded to Mr. Adorjan in August 2009 in connection with the expansion of responsibilities of the lead director, we have not granted any options to non-employee directors since 2003. The compensation of our non-employee directors during 2009 is shown in the 2009 Director Compensation Table below. Mr. Melnuk, our chairman and only employee director, does not receive any compensation for his service as director.
     For 2009, the compensation program for our non-employee directors consisted of the following, with cash fees payable quarterly in arrears:
•	Annual base fee of $75,000;

•	Lead independent director annual fee of $75,000;

•	Audit Committee annual fees: Chair — $20,000; Member — $5,000;

•	Compensation Committee annual fee: Chair — $5,000;

•	Nominating and Corporate Governance Committee annual fee: Chair — $5,000;

•	Participation in the Non-Employee Directors’ Deferred Stock Compensation Plan, with a percentage of the annual base fee invested in phantom stock units that mirror our common stock and are ultimately paid in cash; and

•	Reimbursement of customary expenses (such as travel expenses, meals and lodging) for attending board, committee and stockholder meetings, and other meetings requested by the chairman or the lead director.
     The board of directors determines director compensation after considering the recommendations of the Nominating Committee. The Nominating Committee periodically reviews the status of director compensation in relation to other comparable companies, trends in board compensation and other factors it deems appropriate.

     The following table provides information on all cash and equity-based compensation earned, paid or awarded to non-employee directors during 2009.
2009 Director Compensation Table

	Fees Earned or			Option
	Paid in		Stock	Awards
Name	Cash ($)		Awards ($)(1)	($)(1)	Total ($)
J. Joe Adorjan	114,198	(2)(3)	—	108,388 (4)	222,586
Andrew L. Berger	80,000	(2)	—	—	80,000
James B. Gamache	85,000	(2)	—	—	85,000
Marnie S. Gordon	95,000	(2)	—	—	95,000
Christopher P. Hartmann	5,095	(5)	—	—	5,095
Bradley G. Pattelli	75,000	(6)	—	—	75,000

(1)	No stock awards to non-employee directors were outstanding as of December 31, 2009. Except as discussed below regarding Mr. Adorjan, no stock options have been awarded to non-employee directors since 2003. Each of Ms. Gordon and Messrs. Berger and Gamache own options to purchase 25,000 shares of common stock at an exercise price of $13.79, which were issued pursuant to Non-Employee Directors Stock Option Agreements in August 2003. The options became fully vested three years after the date of grant and terminate upon the later of (a) the date the director ceases to be a member of the board and (b) if such membership terminates as a result of his or her death, 12 months after death. These options represent the aggregate number of option awards to our non-employee directors outstanding at December 31, 2009. For information about outstanding equity awards to our chairman, see “Outstanding Equity Awards at Fiscal Year End” below.

(2)	All non-employee directors, other than Mr. Pattelli, are required to defer a minimum of 40% of their annual base fee into the Non-Employee Directors’ Deferred Stock Compensation Plan. Under this plan, at the end of each quarter, the deferred portion of the base fee payable to directors for that quarter, or $7,500, is credited to each director in the form of phantom stock units determined by dividing the deferred fee by the average of the high and low sales prices of the Company’s common stock as reported by NASDAQ on the last trading day of the quarter. This can result in fluctuations in the units paid into the plan and the ultimate compensation paid to a director. Directors may elect to receive in cash the value of their phantom stock units no sooner than a specified date in the following fiscal year. Obligations under this plan are not prefunded. For services rendered during fiscal 2009, each of Ms. Gordon and Messrs. Adorjan, Berger and Gamache earned 7,784 phantom stock units.

(3)	Includes base fee and an additional fee of $34,198 for service as lead director. In August 2009, the lead director fee was increased from $10,000 per year to $75,000 per year in connection with the expanded responsibilities of the lead director, as discussed in “Corporate Governance — Board Leadership Structure,” above. This adjustment was the only change to non-employee directors’ compensation in 2009.

(4)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock options awarded to Mr. Adorjan on August 17, 2009, in connection with the expansion of responsibilities of the lead director, as discussed in “Corporate Governance — Board Leadership Structure,” above. One-third of the options vested on the date of grant and one-third of the options will vest on the first and second anniversaries, respectively, of the date of grant.

(5)	Mr. Hartmann was elected to the Board on December 7, 2009. All fees earned for 2009 were paid in cash. Mr. Hartmann’s election to defer 40% of his base fee became effective January 1, 2010.

(6)	Pursuant to an arrangement between Mr. Pattelli and his employer, Angelo, Gordon & Co., L.P., $75,000 as director fees that would have otherwise been payable to Mr. Pattelli were distributed to Angelo, Gordon. Such fees were subsequently remitted on a pro rata basis to the funds of Angelo, Gordon that hold our stock. No portion of such fees was deferred.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
     The following Compensation Discussion and Analysis describes our executive compensation program for 2009 and certain elements of our 2010 program. The Compensation Committee of the board of directors, which for purposes of this section we refer to as the “Committee,” is responsible for administering, establishing and, as it may determine, recommending to the board of directors the total compensation package of the executive officers, including the Company’s “named executive officers” listed in the Summary Compensation Table below. The key elements of our executive compensation package are base salary, annual cash incentive awards and long-term incentive equity and cash incentive awards.
Key Developments Affecting Compensation in 2009
Economic Downturn
     Beginning in 2008 and continuing into 2009, the sharp global economic downturn depressed sales throughout our industry. The executive leadership team took action, beginning in the fourth quarter of 2008, to align our cost structure with the significantly reduced demand for our products. Among other things, we substantially reduced our workforce, overhead in our manufacturing facilities and inventories. In February 2009, each of our named executive officers agreed to salary reductions ranging from 5% to 15%, in light of the impact of global economic conditions on our forecast of financial performance for 2009. As a result of the downturn of our business, we did not achieve our targeted financial performance results. We also experienced a substantial decline in our stock price in 2009, which substantially reduced the market value of outstanding equity awards granted to the named executive officers. Together, these factors negatively affected the actual total compensation of our named executive officers in 2009.
Executive Leadership Changes
     On August 17, 2009, we announced management changes involving three of our named executive officers. Paul Melnuk stepped down as our chief executive officer, Martin Quinn, formerly our executive vice president – global sales, assumed the office of president, and we appointed Terry Downes, executive vice president – global corporate development, as our chief operating officer. Mr. Melnuk served as our chief executive officer from January 2004 until August 2009 and continues to serve as our chairman of the board. We have not filled the office of chief executive officer, but Mr. Quinn is serving as our principal executive officer in his role as president. For purposes of our discussion below, we refer to Mr. Melnuk in his capacity as chief executive officer during 2009 as our CEO. In connection with these management changes, we entered into amended and restated employment agreements with each of these officers. In addition, the employment of John Boisvert, executive vice president – engineering and technology, and one of our named executive officers in 2009, terminated effective March 12, 2010.
Philosophy and Goals of Executive Compensation Program
     We recognize that our ability to grow profitably and exceed our customers’ expectations depends on the integrity, knowledge, skill, creativity and work ethic of our employees, and these are core values on which we place the highest value. To that end, we strive to create a work environment that rewards results and commitment, provides meaningful work and advancement opportunities to our employees, and takes into account the changing demands and challenges that our employees face during uncertain economic times.
     The primary purposes of the total compensation package we provide to our named executive officers are (i) to attract, retain and motivate highly talented individuals to achieve business success without compromising our core values in a highly competitive marketplace and (ii) to establish a strong link between pay and performance at both the Company and the individual level. Particularly during a time of economic challenges, we believe that hiring and retaining executives with the skill and knowledge necessary to meet the demands that we face is especially important. Because such talent is critical to our future, we must be competitive in attracting and retaining our key executives.
     The Committee has designed our executive compensation program to provide competitive opportunities to our executives, as well as motivate them to achieve the performance goals that our board of directors establishes as part of our annual business plan. We strive to align our compensation program with our business plan so that we may accomplish the following additional objectives:
•	support our position as an industry leader in the cutting and welding industry;

•	motivate and inspire employee behavior that creates a culture of top performance and exceeding customer expectations;

•	achieve our operational and strategic business initiatives; and

•	increase stockholder value.
     With these goals in mind, we measure the success of our compensation program by:
•	the Company’s overall business performance, including whether we achieve or surpass our business performance goals;

•	the level of active engagement and initiative of our employees;

•	the retention and, as the circumstances merit, addition of key employees who are best positioned to help us achieve our business success; and

•	our ability to generate greater rewards commensurate with greater individual contributions toward both short-term and long-term performance.
Elements of Executive Compensation Program
     We provide the following elements of compensation to our named executive officers:

Compensation Element	Key Features
Base salary	Rewards short-term performance by providing fixed amount of compensation for performance of day-to-day executive responsibilities commensurate with level of experience and respective executive position; set at a level that is competitive with external opportunities – typically, but not always, set at the midpoint of our Peer Group – and adjusted based on consideration of internal pay equity, individual performance and changes in the executive’s role or the nature and scope of his or her responsibilities

Annual cash incentive award	Rewards short-term performance by providing short-term, incentive-based cash payment for achieving financial targets and other business objectives established at start of each year

Long-term incentive award	Designed to reward long-term performance, build executive stock ownership and retain executives with an annual award of a combination of time-based or performance-based restricted stock and stock options and performance-based cash over a multi-year time horizon

Other compensation	Perquisites and matching contributions to the 401(k) plan
     We have designed our executive compensation program and practices effectively to serve the interests of our stockholders and motivate our executives to contribute to the Company’s future success without encouraging unnecessary or excessive risk-taking. Specifically, we believe that our executive compensation program reflects an appropriate mix of compensation elements and carefully balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive responsibilities. The following features of our incentive-based compensation elements illustrate this point:
•	our performance goals and objectives and their associated performance periods reflect a balanced mix of performance measures designed to avoid excessive weight on a certain goal or performance measure or incentives for excessive risk taking;

•	our annual incentives provide a defined range of payout opportunities based on percentages of target payouts and do not rely on a single performance metric;

•	rolling three-year performance targets and three-year time-vesting for certain of our long-term incentive awards discourage short-term risk taking;

•	equity incentive awards are granted annually so executives always have unvested awards that could decrease significantly in value if our business is not managed successfully for the long term; and

•	the Committee retains discretion to adjust compensation based on the quality of Company and individual performance and adherence to the Company’s Code of Ethics, Code of Business Conduct and other key policies, among other considerations.
Based on the above combination of program features, we believe that our incentive-based compensation motivates executives to manage the Company in a manner that does not involve taking risks that are inconsistent with the Company’s best interests.

     The Committee considers the total compensation package that we pay to each executive when it approves or recommends to the board of directors for approval awards of any cash and non-cash compensation or adjustments to a named executive officer’s base salary. For example, the Committee may reduce a named executive officer’s bonus (as discussed below in “Process of Establishing Key Elements of Compensation”) from the targeted amount if that executive’s total compensation exceeds the median base salary and bonus level of the Company’s Peer Group. In addition, the total compensation that a named executive officer received in previous years is also considered, including amounts realizable from prior equity grants.
Base Salary
     The base salary for each named executive officer is intended to reflect the external market value of his or her particular position and responsibilities, adjusted as appropriate to reflect his or her individual experience, qualifications and contributions, our economic and business environment, and the level of base salary as a percentage of total target and actual compensation. The Committee generally targets the median base salary level (50th percentile) of the market data it obtains with the assistance of its executive compensation consultant, as we discuss below. However, the Committee does not believe it is appropriate to establish compensation levels solely based on benchmarking and will consider other factors that may lead to a decision to set base salaries for any named executive officer, or all of them, above or below the market median in any given year. While the principal executive officer does not have the authority to determine the other named executive officers’ compensation, the Committee thoroughly considers his recommendations, along with benchmarking data, tally sheets and internal equity factors, to assist it in determining the compensation of the named executive officers, other than the principal executive officer.
Annual Cash Incentive Awards
     The Committee believes that, to meet the objectives of the executive compensation program, a significant portion of the total compensation of the named executive officers should be tied to the achievement of established performance goals for the Company and the individual officer. The Committee uses annual cash incentive awards as a component of compensation to encourage effective performance relative to the Company’s annual business plan priorities and to the overall financial performance of the Company. At the beginning of each year, the Committee establishes the levels of awards and the associated performance goals under an Annual Incentive Plan in which all salaried employees, including the named executive officers, are eligible to participate. During the first quarter of the following year, the Committee determines whether the goals are met for the recently completed fiscal year, and approves or recommends to the board for approval the annual incentive awards for the performance year.
     The Committee allocates cash awards from an overall bonus pool that is funded based on the achievement of the Company’s financial goals and on other critical initiatives outlined in the Company’s business plan. The amount of the bonus pool funding is based on the aggregate of the target bonus amounts of all eligible participants as outlined in our salary grade guidelines, subject to the achievement of minimum financial performance results and Company-wide business initiative goals established in the annual business plan. For 2010, the Committee has decided to fund the bonus pool through the achievement of Company financial performance targets only. See “Post Fiscal Year Compensation Actions” below.
     In determining the funding and payout of bonuses under the Annual Incentive Plan, the Committee utilizes the overall Company financial performance goals established for each year through the Company’s annual financial planning process, in which the board and management assess the future operating environment and sets expectations for operating results of the Company for the fiscal year. The Committee also employs a “Performance Scorecard” process measuring the achievement of key business initiatives, at the corporate level and at the individual level. The target amount of bonus pool funding is based on the achievement of the target financial and Company scorecard performance measures, as described below.
     We use EBITDA and ROIOC, as defined below, two key financial measurements for purposes of our business plan and the assessment of our corporate performance against our plan, which we use as performance targets under the Annual Incentive Plan.
•	“EBITDA” is a non-GAAP financial measure that we consider an important metric representing our underlying and continuing operating results. In this context, we define “EBITDA” as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, stock-based compensation expense, minority interest, post-retirement benefit expense in excess of cash payments and the nonrecurring items of severance accruals and restructuring costs. EBITDA is also a measure that investors and lenders commonly use to value businesses and is included as a key metric of our financial covenants in our debt agreements.

•	“ROIOC,” or return on invested operating capital is calculated by dividing EBITDA by operating capital. “Operating capital” means working capital plus the value of the Company’s property, plant and equipment plus the value of patents and trademarks.

We also use ROIOC, measured over multiple years, as the performance target for certain of our long-term incentive awards, as we discuss below.
     During the year, the Committee and management periodically review the progress that the Company is making toward the EBITDA and ROIOC financial targets, as well as the other business initiative goals. The principal executive officer shares the results of mid-year performance reviews with the Committee and with all eligible employees, including the other named executive officers. After the end of the year, when fiscal financial results have been determined, the Company finalizes the EBITDA and ROIOC calculations, and the Committee determines the portion of the bonus pool that will be funded based on reaching these two financial targets. In addition, at the end of the year, the principal executive officer assigns a preliminary Scorecard Rating for the Company as a whole, ranging from “1” (“Development Needed”) to “3” (“Role Model”). The Committee then approves or adjusts this score based on its assessment of the Company’s achievement of the initiatives set forth in the annual business plan. For example, for this calculation, the Committee assumes that if the Company score is a “2” (“Successful”), then at year end 50% of the target bonus pool would be funded, subject to approval by the Committee. At the end of the fiscal year, the Committee gives a final score to the Company as a whole, and an individual score to each named executive officer based on the factors discussed in the paragraph below.
     There are no material differences in the Company’s annual incentive award goals among the individual named executive officers. Each named executive officer, along with all other members of our management team, has pre-determined annual incentive plan target bonuses and is eligible for a target bonus opportunity based on a percentage of the officer’s base salary. The individual performance score for a named executive officer is based on the officer’s success in achieving certain performance targets established for the year in the Company’s business plan. The board of directors typically reviews and approves our business plan, including the priorities and performance objectives for the year, at the beginning of each year. The board, with input from the Committee, also establishes the principal executive officer’s individual performance targets for the year based upon the Company’s business plan. The principal executive officer sets the individual targets for each of the other named executive officers at the beginning of each year, with input from the individual officers. At the end of the year, the principal executive officer evaluates the performance of each of the other named executive officers and presents his evaluations to the Committee. The Committee provides the final approval of each named executive officer’s performance score.
Long-Term Incentive Awards
     Leaders of the Company, including the named executive officers, who have the greatest ability to influence stockholders’ return on their investment, are eligible for long-term incentive awards. Our goal is to financially reward leaders who positively impact this important measure of Thermadyne’s long-term performance in enhancing stockholder value. The Committee approves or recommends to the board for approval all long-term incentive awards, typically during the first quarter of each year. Long-term incentive awards typically take the form of (i) grants of stock options and restricted stock issued under the Thermadyne Holdings Corporation Amended and Restated 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”), which may have vesting provisions tied to continued service or achievement of performance targets, or both, and (ii) performance-based cash awards. While the 2004 Stock Incentive Plan also allows for the grant of stock appreciation rights and stock units, or “phantom stock,” we have not granted those types of awards in the past. In the future, the Committee expects to continue to use a mix of restricted stock, stock options and cash but may add other forms of compensation as appropriate under the circumstances.
     The Committee generally issues long-term incentive awards at the beginning of each year to align grant dates with calendar year performance measurement periods. Out-of-cycle awards may be granted depending on recruitment, promotion or retention needs, with appropriate consideration of the remaining portion of the performance cycle in determining the value of the award. The Committee has delegated to the principal executive officer the authority to make equity grants to non-executive officers, including new hires and employees receiving promotions or special awards, and determine the specific terms and conditions of such grants within the above guidelines set forth by the Committee. As in prior years, in 2009, the Committee determined to use long-term incentive awards designed to reward our named executive officers based on achieving ROIOC financial performance targets over a multi-year performance period.
Other Compensation
     Perquisites. We provide limited perquisites to our named executive officers, and certain of our named executive officers do not receive any perquisites. During 2009, we provided the following perquisites: auto allowances in the amount of $6,000 each for Messrs. Melnuk, Quinn, Downes and Boisvert. In 2009, pursuant to Mr. Quinn’s prior employment agreement, we contributed to a superannuation fund in the amount of $29,009 and paid him $28,657 as a home leave benefit to pay for his family’s air travel in connection with his expatriate status.

     Company Contributions to 401(k) Plan. Substantially all of our employees are eligible to participate in the Thermadyne 401(k) Retirement Plan, and we consider this to be a basic benefit. In the past, the Company has made discretionary cash contributions to the 401(k) Plan matching a percentage of the participating employee’s eligible compensation. Matching contributions are subject to service-based vesting requirements. In early 2009, the Company suspended its matching contributions in light of economic and business conditions.
Key Considerations and Process in Reaching Executive Compensation Decisions
     With the objectives and goals referenced above in mind, the Committee considers a number of factors and follows certain processes and policies when determining the key elements of executive compensation each year, as we discuss below.
Analytic Tools and Other Compensation-Related Factors
     Use of Market Survey and Peer Group Data — When making compensation decisions, we also consider the compensation of our principal executive officer and the other named executive officers relative to the compensation paid to similarly situated executives at companies that we consider a representative peer group. The Committee is aware of the potential flaws and biases of benchmarking and the use of survey data as an analytic tool in setting compensation for our named executive officers. However, while we do not establish compensation levels solely or primarily based on benchmarking, we do believe that information regarding pay practices and levels of compensation at other comparable companies is useful in two respects. First, we recognize that our total compensation package must be competitive in the marketplace to attract and retain our executive officers. Second, this information is a useful point of reference to assess the reasonableness of our compensation programs and decisions.
     The Committee currently utilizes Towers Watson as its external compensation consultant to provide and assist with the analysis of market survey and peer group data on compensation paid to similarly situated executives at comparable companies or in comparable industries. Towers Watson also advises the Committee on competitive executive pay practices for executives and assists in assessing and, when requested, identifying possible adjustments to our compensation program for the Committee’s consideration.
     The Committee considers market survey data in establishing target compensation levels for the base salaries, annual incentive compensation and long-term incentive compensation of our senior management employees, including our named executive officers. In 2009, Towers Watson provided to the Committee for its review market data across a large number of general industrial and manufacturing companies from the following compensation surveys:
•	Towers Perrin Executive Compensation Database, comprised of general industry data from 428 companies;

•	Mercer Executive Compensation Survey, comprised of durable goods manufacturing industry data from 235 companies; and

•	Watson Wyatt Executive Compensation Survey, comprised of durable goods manufacturing industry data from 578 companies.
Towers Watson adjusted the survey data to an approximate revenue size of $500 million, using regression analysis to account for the differences in revenues among the companies included in the surveys. If data could not be regressed, Towers Watson provided tabular statistics for companies of comparable revenue size.
     Towers Watson provided this analysis for base salary, total cash compensation (base salary and annual incentives) and total direct compensation (base salary, annual incentives and long-term incentives), and the Committee reviewed the market data at the 25th, 50th and 75th percentiles. The Committee generally considers a market competitive range for compensation to be at or near the 50th percentile of total compensation for similarly situated executive officers based on the market survey data. The Committee used this data as the basis for comparing the Company’s compensation for the principal executive officer and the other named executive officers against general market trends in light of the performance of the Company and the manufacturing industry in general. The Committee assessed comparative data on a position by position basis and took into account the relative responsibilities and level of experience of each named executive officer. The Committee may determine that a particular executive officer’s total compensation opportunity be higher or lower than the market 50th percentile based on individual performance, experience, past leadership roles and Company performance.
     As a reference point for the market data and analysis provided by Towers Watson, the Committee reviews the base compensation, annual cash incentive awards, long-term incentive awards and total compensation paid to executive officers at companies that have executive positions with responsibilities similar in breadth and scope to ours, and who have global businesses that we believe compete with us for executive talent. We refer to these companies, which we identify below, as our “Peer Group.” The Committee referred to Peer Group data as a benchmark for the executive compensation levels identified through the review of the broader market data. The Committee assessed comparative data on a position by position basis and took into account the relative responsibilities of each named executive officer.
     The Committee selected the companies comprising the Peer Group based upon the recommendation of Towers Watson, who identified the companies based on the following business characteristics comparable to ours: (i) industry; (ii) revenue; (iii) market capitalization; and (iv) net income. The following companies comprised our Peer Group in 2009:
Altra Holdings Inc.
Ampco – Pittsburgh Corp.
Ameron International Corp.
Badger Meter Inc.
Blount International, Inc.
Brady Corp.
Cascade Corp.
CIRCOR International Inc.
Columbus McKinnon Corp.
ESCO Technologies, Inc.
Federal Signal Corp.
Franklin Electric Co, Inc.
Gorman-Rupp Co.
Graco, Inc.
K-Tron International, Inc.
Kaman Corp.
Kaycon Corporation
Lydall, Inc.
Robbins & Myers Inc.
Teradyne, Inc.
Woodward Governor Co.
Zebra Technologies Corp.
With the assistance of Towers Watson, the Committee reviews the composition of the Peer Group annually to ensure that the comparator companies are representative of our company based on current market conditions. In 2009, the Committee reviewed data from the same Peer Group it used in 2008.
     The specific compensation elements that the Committee benchmarked are base salary, total cash compensation (base salary plus annual incentive awards) and total compensation (total cash compensation and the value of any long term incentive awards). The Committee does not establish compensation levels solely based on the compensation data from the market surveys or the Peer Group. Instead, it uses this information to confirm that the total compensation package we offer to our named executive officers is reasonable and competitive. Because the Peer Group information is only one of several analytic tools that the Committee uses in setting executive compensation, the Committee uses its discretion in determining the nature and extent of its use and whether any component of compensation or the total compensation of our named executive officers should be adjusted to fall at or within a range of any market percentiles.
     Internal Equity — Internal equity deals with the perceived worth of a job relative to other jobs within the Company. For the purpose of determining base salaries, the Company has placed a “worth” or “value” on jobs in relation to other jobs through a series of numeric grades that have been created within the Company. The principal executive officer and the chief operating officer are each on their own levels and have target bonus opportunities, as a percentage of their base salaries, of 60% and 50%, respectively, as specified in the employment agreements that we entered into with them in August 2009. The other named executive officers are in the same numeric grade, have a management title of executive vice president, are paid a minimum base salary of $260,000 and, for 2009, had a target bonus opportunity of 37.5% of base salary. In 2009, Towers Watson provided the Committee with research and analysis on competitive data and guidance on overall compensation trends and strategies, to ensure that our base salary and target bonuses, when viewed from the standpoint of internal equity, are reasonable and aligned with competitive market conditions.
     Compensation Planning Work Sheets — To assist in the evaluation of the compensation package paid to an executive, the Committee uses compensation planning work sheets, to which we also refer as “tally sheets.” Compensation planning work sheets set forth and allow the Committee to assess the total compensation packages for each named executive officer, including base salary and bonuses, past and present equity grants, potential post-termination payments and other compensation elements. Working with the principal executive officer, our human resources department prepares tally sheets for each of the named executive officers. The Committee analyzes this information and refers to it when comparing against Peer Group benchmarks and determining each named executive officer’s total compensation package.
     Equity Grant Practices — The Committee does not permit and has not permitted backdating or re-pricing of stock options or SARs. Grant dates and exercise prices historically have been set either on the date the Committee approves the awards or at a future date, e.g., the end of the quarter during which the grants were approved, as determined by the Committee or the principal executive officer with authority that the Committee or the board has delegated to him. The Committee does not time its equity grants in coordination with the release of material nonpublic information.
     Employment Agreements — Each of the named executive officers has an employment agreement with the Company pursuant to which his initial base salary was established. The Committee reviews the base salary of all named executive officers at least once a year to determine if an increase or, as was decided in early 2009, a decrease is warranted. These agreements also contain certain other compensation-related provisions, including bonus opportunities expressed as a percentage of their base salaries, payments in the event of certain types of termination of employment, and other benefits. The Committee believes that these agreements encourage the continued attention and dedication of the named executive officers to the Company and motivate them to make decisions and provide insights as to the best interests of the Company and its stockholders without the distractions, uncertainties and risks created by the possible termination of their employment as a result of a change in control. A description of the material terms of each of these employment agreements appears in the section “Employment Agreements” below.
     Accounting and Tax Treatment — The Committee also considers the impact of accounting and tax treatment of various forms of compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s principal executive officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Committee generally seeks to structure the long-term incentive compensation granted to its named executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Notwithstanding the foregoing, (i) we cannot guarantee that compensation attributable to long-term incentive awards will be treated as qualified performance-based compensation under Section 162(m); and (ii) the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when it believes such payments are appropriate and in the best interests of the Company’s stockholders.
Process of Establishing Key Elements of Compensation
     Timing — The Committee sets, or recommends to the board of directors, annual levels of the key compensation elements for our named executive officers early in the fiscal year, typically in March, when prior year financial results are known. However, the Committee begins the planning process, including its review of information regarding peer group practices and compensation, any new developments or trends in executive compensation and pay practices, and possible program changes, several months earlier. Also, throughout the year, the Committee monitors management’s performance against the compensation program objectives and targets and, as appropriate, identifies possible future changes to the overall structure and individual elements.
     Annual Performance Evaluations of Named Executive Officers Other Than the Principal Executive Officer — In addition to evaluating market data, the Committee also reviews the principal executive officer’s assessment of each of the named executive officers in determining any base salary adjustments for the named executive officers. The Committee also bases annual bonuses, in part, on the achievement of individual performance targets and use of a “scorecard” system, as discussed above. Each named executive officer also prepares a self-evaluation annually, which is designed to elicit information about financial and management performance. The principal executive officer is primarily responsible for reviewing the self-evaluations of the named executive officers (other than his own), providing input and recommending to the Committee compensation adjustments based on this analysis. While the principal executive officer does not have the authority to determine the other named executive officers’ compensation, the Committee thoroughly considers his recommendations, along with benchmarking data, tally sheets and internal equity factors, to assist it in determining the compensation of the named executive officers other than the principal executive officer.
     Annual Performance Evaluation of Principal Executive Officer — The process for determining the principal executive officer’s total compensation package is similar to the process for determining base salaries of the other named executive officers. As part of this process, the Committee also reviews information prepared by the Company’s human resources department, including market information on total cash and equity-based compensation of principal executive officers at Peer Group companies and one of our direct competitors, Lincoln Electric Holdings Inc. However, with respect to the principal executive officer only, each member of the board completes a questionnaire concerning his performance during the past year, which the Committee then evaluates in light of the Company’s overall financial performance and achievement of business plan objectives established at the beginning of the year. The Committee uses the evaluations and its own assessment to (i) determine or recommend to the board compensation adjustments, if any, and (ii) provide feedback to the principal executive officer. The Committee uses all of the above information to develop and recommend to the board for approval the base salary, annual cash award and long-term incentive award for the principal executive officer.
     Use of Discretion — While individual bonus amounts are substantially established by performance measured against pre-established business initiative goals, the Committee does not limit its performance assessment to a rigid or strictly formulaic calculation. That is, neither the annual cash incentive nor the long term incentive plan is operated in a manner such that if certain goals are attained, whether they are specific to the Company, a particular business unit or function, or the individual, are attained, the executive will automatically receive a specified level of compensation, though the committee does evaluate pre-established goals in determining annual cash incentives and long term incentive compensation. As such, the committee retains discretion to adjust the amount of individual awards, and it may do so under circumstances such as, but not limited to, the completion of projects that add significant value to the Company, tenure of a named executive officer in his particular role, adjustments for partial years of employment or other subjective determinations by the committee of an individual’s performance. The named executive officer is then awarded a percentage bonus in correlation to the Company’s and the executive’s individual performance score.

Executive Compensation for 2009
Base Salary — Decisions and Analysis
     In February 2009, Messrs. Melnuk, Quinn, Downes, Moody, Schumm and Boisvert each agreed to a reduction of their base salaries in light of the downturn in the global economy and the Company’s forecasted financial performance. When we implemented salary reductions, we agreed to a concurrent increase in the officer’s annual bonus opportunity by an amount equal to double the amount of the decrease in base salary. The increased bonus opportunity was at the discretion of the Committee, some or all of which bonus would be based on the Committee’s assessment of Company performance in 2009.
     In August 2009, in connection with the executive leadership changes, we entered into new employment agreements with Messrs. Melnuk, Quinn and Downes, pursuant to which their base salaries were adjusted to reflect their new positions and responsibilities. With the assistance of Towers Watson, the Committee considered Peer Group data to benchmark these individuals’ respective base salaries, as well as incentive compensation targets, against our Peer Group companies’ executive positions with responsibilities similar those of Messrs. Melnuk, Quinn and Downes. For a description of the material terms of the employment agreements we entered into with these officers, see “Executive Compensation — Employment Agreements” below.
     In December 2009, the board approved the restoration of the salary reductions for Messrs. Moody and Schumm. Effective January 1, 2010, the base salaries of Messrs. Moody and Schumm were $315,000 and $335,000, respectively. The board decided to restore the salaries for these officers after considering our financial condition and year-to-date results and the base salary adjustments associated with the appointments of Messrs. Quinn and Downes to their new positions in August 2009. The board also determined not to award any bonus under the discretionary bonus opportunity associated with the February 2009 salary reductions, in light of our not having achieved the financial performance targets for 2009. Instead, the board decided that the discretionary bonus opportunity would be considered as part of the Committee’s review of the achievement of financial performance targets and other business plan initiatives established for 2010 and its consideration of the accomplishment of critical initiatives in our 2009 business plan. The board also decided that the amount of the bonus opportunity would represent up to 100% of the actual salary reduction for Messrs. Melnuk, Quinn and Downes from February 2009 until August 2009, when their salaries were adjusted in connection with their new positions, and from February 2009 through December 2009 for Messrs. Moody and Schumm.
     The following table summarizes the adjusted 2009 base salaries for Messrs. Melnuk, Quinn, Downes, Moody, Schumm and Boisvert and the increased bonus opportunity, as revised by the board in December 2009, for each of the named executive officers:

						Adjusted	Adjusted
	Base Salary	2009 Bonus	2009 Bonus	Base Salary	Adjusted Salary	Salary as of	2009 Additional Bonus
Name	as of Jan 1, 2009	Target $	Target %	Reduction %	as of Feb 1, 2009	Aug 17, 2009(1)	Opportunity(2)
Paul Melnuk	$620,000	$310,000	50.0%	15%	$527,000	$360,000	$50,077
Martin Quinn	$300,000	$112,500	37.5%	10%	$270,000	$400,000	$16,154
Terry Downes	$260,000	$97,500	37.5%	15%	$221,000	$340,000	$21,000
Terry A. Moody	$315,000	$118,125	37.5%	5%	$299,250	$299,250	$13,933
Steven A. Schumm	$335,000	$125,625	37.5%	10%	$301,500	$301,500	$29,635
John Boisvert	$280,000	$105,000	37.5%	5%	$266,000	$266,000	— (3)

(1)	Reflects adjustments to annual base salaries of Messrs. Melnuk, Quinn and Downes in connection with executive leadership changes effective as of that date.

(2)	Based on reduced salaries from February through December 2009 for Messrs. Moody and Schumm and from February through August 17, 2009 for Messrs. Melnuk, Quinn and Downes.

(3)	Mr. Boisvert’s employment with the Company terminated effective March 12, 2010. For information on his post-termination payments and benefits, see “Executive Compensation — Employment Agreements.”

Annual Cash Incentive Awards — Decisions and Analysis
     In 2009, the Committee based the overall bonus pool funding under the Annual Incentive Plan on two factors:
(1)	50% of the overall bonus pool was based on achieving a minimum level of EBITDA of $45 million (carrying a weight of 65%) and ROIOC of 20% (carrying a weight of 35%) for fiscal 2009; and

(2)	50% of the overall bonus pool was based on the Company’s “Scorecard Rating,” as determined based on performance against initiatives set forth in the annual business plan, as described below, and subject to board approval after consideration of the impact of payment on our compliance with covenants under our debt agreements.
The Committee determined that the above funding structure would drive both financial results as well as key behaviors that management believed were critical to making the desired financial results sustainable and allowing the Company to implement a successful turnaround as the economy recovers. The Committee based the EBITDA and ROIOC performance targets for 2009 on the objectives and goals that management proposed and that the board approved as part of the annual business plan prior to the start of the fiscal year. The board set financial targets and minimums for EBITDA and ROIOC percentages for 2009 that are lower than 2008 actual results to take into account the impact of the global economic slowdown.
     For 2009, the Company generated $33.1 million of EBITDA and therefore did not achieve the threshold EBITDA target necessary to fund up to 50% of the bonus pool. As a result, the Committee determined that no incentive bonuses were earned or would be awarded for 2009.
     The key initiatives for the Company scorecard process as set forth in our 2009 business plan were as follows:
•	control the price/volume relationship to optimize profitability;

•	achieve cost savings targets;

•	maximize free cash flow; and

•	advance the culture of exceeding customer expectations through effective teamwork.
In light of our failure to generate sufficient EBITDA to fund 50% of the bonus pool and the significant reduction in the Company’s sales as a result of the economic downturn, the Committee determined not to fund any portion of the bonus pool based on the Company’s scorecard rating. It determined that the Company’s overall priority was to implement a successful turnaround plan focusing on the reduction of costs and that the payout of annual incentive bonuses based solely on the achievement of certain of the foregoing business plan initiatives would conflict with this priority.
     As part of our August 2009 management changes, Messrs. Melnuk, Quinn and Downes entered into amended and restated employment agreements that included minimum target and maximum bonus opportunities expressed as a percentage of base salary. The target and maximum bonus opportunities for each of the named executive officers for 2009 was as follows:

Name	Target %	Maximum %
Paul Melnuk(1)	—	—
Martin Quinn	60%	120%
Terry Downes	50%	100%
Terry A. Moody	37.5%	75%
Steven A. Schumm	37.5%	75%
John Boisvert	37.5%	75%

(1)	Mr. Melnuk’s employment agreement provides that he may receive a yearly bonus, if any, in an amount and form as the board may determine in its sole discretion. Prior to August 2009, Mr. Melnuk’s target and maximum bonus opportunities as a percentage of base salary were 50% and 100%, respectively.
The Committee determined these incentive targets after considering the compensation paid to similarly situated executives at Peer Group companies and the target bonus opportunity set forth in the officer’s employment agreement, and applying its discretion based on the job descriptions for each executive and the internal pay equity of the positions.

     For 2009, the Committee established as the CEO’s individual performance objectives the financial performance targets and the key initiatives used for the Company scorecard process, as described above. The other named executive officers had the same shared objectives in 2009 as the CEO’s individual performance objectives above. In addition, based on the CEO’s recommendation, the Committee also established individual performance goals for each of the named executive officers that correlated to one or more of the above key initiatives. As a result of the promotions of Messrs. Quinn and Downes in August 2009, the Committee revised certain of their individual performance objectives to reflect expanded responsibilities that accompanied their new positions. While the Committee did evaluate each of the named executive officers’ performance in 2009, in light of the above decision not to fund any portion of the bonus pool, the Committee did not consider scorecard ratings for the named executive officers for the purposes of establishing annual incentive awards.
     Annual bonuses that we paid in 2008 and 2007 under our Annual Incentive Plan are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table included in the “Executive Compensation” section of this proxy statement.
Long-Term Incentive Awards — Decisions and Analysis
     During 2009, the Committee used survey data from Towers Watson as to the Peer Group long-term incentive pay to determine the levels of long-term incentive awards for 2009. The Committee considered a grant value calculated for each salary grade among eligible employees other than the CEO as determined and recommended by the CEO. For the CEO, the Committee based its decision on Peer Group data and the board’s subjective evaluation of the achievement of business initiatives implemented in response to the downturn in the business.
     In March 2009, the Committee approved long-term incentive awards to the named executive officers in the form of performance-based grants of restricted stock and cash awards, and time-based grants of stock options. The stock options are time-based and will automatically vest in one-third increments on the first, second and third anniversaries of the award date. The grant date of the stock options was March 10, 2009 and such options will fully vest on March 10, 2012, provided the named executive officer remains an active employee.
     The cash and restricted stock components of the long term incentive award have vesting periods based upon ROIOC performance milestones. The Company’s ROIOC is calculated at the end of each performance year. If the Company’s ROIOC meets the ROIOC target indicated below, for any one of the five performance years (2009 through 2013), the grants will vest according to the table below:

ROIOC Target	Percent of Grant Vested
36%	100%
29%	67%
18%	33%
Less than 18%	0%
The Committee decided to structure the 2009 long-term incentive awards of performance-based restricted stock and cash based on the achievement of the ROIOC target during any single year in the five-year period based on the recommendations of Towers Watson in light of the focus on recovering from the economic downturn.
     In March 2009, the Committee approved a total of 280,000 shares as long-term incentive awards in the form of time-vesting stock options and performance-based restricted stock and cash awards. The Committee awarded to the named executive officers 15% of the total grant value (in dollars) in the form of stock options, 55% in restricted stock and 30% in cash. In determining the value of restricted stock and option awards, the Committee used as the per share value the average closing sales price of our common stock as quoted on the NASDAQ Capital Market during a 60 trading day period ended on March 9, 2009 (the day before the date of grant). The average closing sales price of our stock during that 60-day period was $4.98. The actual closing sales price on the date of grant (March 10, 2009) was $1.81. Given the reduced trading price of our stock at that time, the Committee believed that setting aggregate market value award levels for our long-term incentive grants would have resulted in exceedingly high share amounts for these awards. The Committee considered the impact of such share utilization on shares available under our 2004 Stock Incentive Plan and the incremental dilution to stockholders and decided to use this alternate valuation for long-term incentive awards in 2009. In determining the mix of the types of awards, the Committee also considered Peer Group data as well as the impact on share utilization of the allocation between options and restricted stock.
     The portion of the total grant attributed to restricted stock (in dollars) was divided by the average closing sales price over the 60-day period to arrive at a specific number of shares to be granted. The number of stock options awarded was also based on the same average closing sales price. That average price was used to perform a modified Black-Scholes valuation to determine the present economic value of a Thermadyne stock option. The grant value attributed to options (in total dollars) was then divided by the per share Black-Scholes option value to arrive at a specific number of options. The exercise price for these stock options was set at the 60-day average closing sales price of our stock of $4.98, well in excess of the actual closing sales price on the date of grant of $1.81. In determining the number of shares of restricted stock and stock options and the dollar value of cash awards to be awarded to each of the named executive officers (and the other eligible employees), the Committee allocated the total value to be delivered based on recent market data, and adjusted for grade levels for eligible participants.
     The Grants of Plan-Based Awards table included in this proxy statement sets forth the long-term incentive grants to each of the named executive officers in 2009.
Post Fiscal Year Compensation Actions
     The information below contains statements regarding future Company performance targets and goals. We provide these targets and goals in the limited context of our compensation programs and not as statements of management’s expectations or estimates of results or other guidance to investors. We specifically caution investors not to apply these statements to other contexts.
Base Salary
     The Committee has determined not to increase the base salaries of the named executive officers for 2010. The Committee reached its decision after considering the base salary increases for Messrs. Quinn and Downes in connection with their promotions in August 2009, the recommendations of the principal executive officer with respect to the other named executive officers, and the restoration, effective January 1, 2010, of the 2009 reductions of the base salaries of Messrs. Schumm and Moody.
Annual Cash Incentive Award — 2010 Performance Targets
     On March 9, 2010, upon the recommendation of the Committee, the board approved the performance targets for determining the funding and payout of annual incentive bonuses under our Annual Incentive Plan for the named executive officers with respect to our 2010 fiscal year. Under the plan, an annual bonus pool for 2010 will be established and funded based on the achievement of targeted levels of revenue growth over 2009 and EBITDA as a percentage of revenue. EBITDA is determined as described in the discussion of the 2009 annual cash incentive awards above.
     The performance targets for funding the 2010 annual cash incentive bonus pool are as follows:
•	$40.4 million in EBITDA, after giving effect to bonus funding, is the minimum required to fund any portion of the bonus pool;

•	EBITDA margin of 10.5% and revenue growth of 6.0% will fund 50% of target bonus pool, representing $2.14 million;

•	Target EBITDA as a percentage of revenue, or EBITDA margin, is 13.0% and target revenue growth is 9.0%, which will fund 100% of target bonus pool of $4.3 million; and

•	Maximum bonus pool funding of $8.6 million, or 200% of target bonus pool, may be achieved with EBITDA margin of 16.0% and revenue growth of 12.0%.
The actual funding of the bonus pool between the minimum and maximum funding levels will be based upon a matrix providing for incremental increases in bonus funding up to but not to exceed 50% of the incremental EBITDA contribution to the bonus pool.
     Allocation to the named executive officers (and to other eligible participants) of the funded bonus pool will be based on a combination of their target bonus opportunity as a percentage of their respective base salaries, the level of the Company’s financial performance (the same performance targets that fund the bonus pool) and individual performance factors, as follows:

		Performance Weighting
Name	Target %	Financial	Individual
Martin Quinn	60%	85%	15%
Terry Downes	50%	80%	20%
Terry A. Moody	40%	80%	20%
Steven A. Schumm	40%	80%	20%

Individual performance may include all or any combination of Company financial performance, successful achievement of business plan objectives, and personal goals tied to the business plan objectives. The president is responsible for determining individual performance for each of the named executive officers and making recommendations to the Committee with regard to level of achievement of such performance goals.
Long-Term Incentive Awards
     On March 9, 2010, the board of directors, upon the recommendation of the Committee, approved annual long-term incentive awards to the named executive officers of a mix of restricted stock, stock options and performance-based cash awards. The restricted stock and stock option awards are time-based and vest in one-third increments on the first, second and third anniversaries of the grant date. Unlike grants in 2009, the Committee determined to award restricted stock that is time-based, as opposed to performance-based, after considering the following factors:
•	the vast majority of our outstanding stock options are “out of the money,” with a weighted average exercise price of $13.16 per share and actual exercise prices ranging from $4.79 to $16.67 per share; and

•	performance-based restricted stock and cash awards granted in 2007 will not, and such awards granted in 2008 are not likely to, provide any payout or value to the named executive officers.
The Committee also determined that our current share availability under our 2004 Stock Incentive Plan can fund long-term incentive awards at the market median for the next two years, after projecting the number of shares that will be forfeited upon failure to achieve minimum performance thresholds for performance periods expiring in 2010 and 2011.
     The performance-based cash awards have payouts based upon the achievement of ROIOC performance levels measured for the year ending December 31, 2012, as shown in the table below, based upon: (i) a threshold performance level (31.5%) below which no cash amount will be paid; (ii) a target performance level (39.4%) at which the target amount of the cash award will be paid; and (iii) a performance level (47.3%) at or above which the maximum amount of cash will be paid, with pro rata vesting between the threshold and maximum performance levels.

ROIOC	Percent of
in 2012	Target Payout
47.3%	150%
39.4%	100%
31.5%	50%
Less than 31.5%	0%
The Committee determined to use the final year of the three-year award cycle, instead of using a three-year average ROIOC target or an ROIOC target for any one of the three years in the award cycle. After considering the impact of events in late 2008 and 2009, the Committee concluded that a period-ending measurement is more appropriate in a business turnaround environment.
     At its March 9, 2010 meeting, the board awarded an aggregate of 100,803 shares of restricted stock and options to purchase an aggregate of 211,474 shares of common stock and performance-based cash awards to the named executive officers and other officers and management employees of the Company. The Committee determined the number of shares based on targeted annual dollar award levels at the 25th market percentile for the named executive officers and the 50th market percentile for other senior management employees. In determining the targeted dollar value of the awards, the Committee used a per share value based on the average closing sales price of our common stock during a 60-day period ended on February 25, 2010. The portion of the total grant attributed to restricted stock (in dollars) was divided by the average closing price to determine the number of shares to be granted. The number of stock options awarded was also based on such 60-day average price, which was used to calculate a Black-Scholes valuation of $4.75 per share. The grant value attributed to options (in total dollars) was then divided by the per share Black-Scholes valuation to determine the number of options. The exercise price for these stock options is $7.71, which is the closing sales price of the Company’s common stock on March 9, 2010, the date of grant.

     The board approved the following 2010 long-term incentive awards to the named executive officers:

	Stock	Stock	Option	Option	Performance-Based
Name	Award (#)	Award ($)(1)	Award (#)	Award ($)(2)	Cash Award ($)
Martin Quinn	7,712	59,460	25,263	116,715	60,000
Terry Downes	5,945	45,834	19,474	89,970	46,250
Terry A. Moody	3,856	29,730	12,632	58,360	30,000
Steven A. Schumm	3,856	29,730	12,632	58,360	30,000

(1)	The amounts shown in this column represent the aggregate grant date fair values of the restricted stock awards granted to each of the named executive officers in the years specified computed in accordance with FASB ASC Topic 718.

(2)	The amounts shown in this column represent the aggregate grant date fair values of the stock option awards granted to each of the named executive officers in the years specified computed in accordance with FASB ASC Topic 718.
One-Time Incentive Awards
     On March 9, 2010, the board of directors also approved the following one-time grants of performance-based restricted stock and cash awards to Messrs. Quinn and Downes, pursuant to the employment agreements they entered into with the Company in August 2009 in connection with their promotions to the offices of president and chief operating officer, respectively:

	Stock	Stock	Performance-Based
Name	Award (#)(1)	Award ($)(2)	Cash Award ($)
Martin Quinn	11,038	85,103	50,000
Terry Downes	8,278	63,823	37,500

(1)	The number of shares was determined by dividing the dollar value of the award ($50,000 for Mr. Quinn and $37,500 for Mr. Downes) by the closing sales price of our common stock on the date of the employment agreement of $4.53 per share.

(2)	The amounts shown in this column represent the aggregate grant date fair values of the restricted stock awards granted to each of the named executive officers in the years specified computed in accordance with FASB ASC Topic 718.
Both the restricted stock awards and the cash awards are subject to the same performance criteria established for the 2010 long-term incentive awards discussed above. For further information on the employment agreements we have entered into with each of the named executive officers, see “Employment Agreements” below.
Termination of Employment of Mr. Boisvert
     On November 19, 2009, we provided to Mr. Boisvert written notice of our election not to renew his employment agreement. On March 12, 2010, his employment terminated upon the expiration of the employment agreement and we entered into a Severance and Release Agreement with him. See “Executive Compensation — Employment Agreements,” for a description of this agreement.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the annual proxy statement.
By the Compensation Committee:
James B. Gamache, Chairman
J. Joe Adorjan
Andrew L. Berger

EXECUTIVE COMPENSATION
Summary Compensation
     The following summary compensation table sets forth the compensation earned during fiscal 2009, 2008 and 2007 by Messrs. Melnuk, Quinn and Schumm and the other three most highly compensated executive officers who were serving in such capacity as of December 31, 2009. The Company has entered into agreements with each of the named executive officers, which provide for payments under certain termination events. These agreements and the potential payments thereunder are described in the narratives captioned “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” below
Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Awards($)(1)	Awards($)(2)	Compensation($)(3)	Compensation($)(4)		Total($)

Paul D. Melnuk*	2009	479,923	—	37,467	6,969	—	9,736		534,095
Chairman and	2008	620,000	—	446,400	28,444	194,000	12,900		1,301,744
Former Chief Executive Officer	2007	589,077	—	150,000	327,000	320,000	12,342		1,398,419

Martin Quinn*	2009	318,462	—	22,444	4,141	—	63,666	(5)	408,712
President	2008	300,000	—	198,499	12,634	84,000	142,232		737,365
	2007	282,115	—	69,000	162,846	135,000	99,791		748,752

Terry Downes*	2009	266,692	—	22,444	4,141	—	6,000		299,277
Executive Vice President and	2008	260,000	—	173,650	11,063	73,000	6,000		523,713
Chief Operating Officer	2007	232,307	—	69,000	162,846	120,000	6,000		590,153

Terry A. Moody	2009	300,846	—	22,444	4,141	—	—		327,431
Executive Vice President Global Operations	2008	315,000	—	148,800	9,493	74,000	6,000		553,293
	2007	127,210	—	45,952	117,775	50,000	114,100		455,037

Steven A. Schumm	2009	305,808	—	22,444	4,141	—	4,335		336,728
Executive Vice President, Chief Financial	2008	335,000	—	173,650	11,063	71,000	7,148		597,861
Officer and Chief Administrative Officer	2007	325,000	—	—	—	135,000	6,521		466,521

John Boisvert**	2009	267,615	—	22,444	4,141	—	43,000	(6)	337,200
Former Executive Vice President	2008	280,000	—	173,650	11,063	59,000	26,000		549,713
Engineering & Technology	2007	270,000	—	69,000	162,846	120,000	6,000		627,846

*	Effective August 17, 2009, Mr. Melnuk stepped down from his position as Chief Executive Officer and moved into the full-time role of chairman of the board of directors, and Messrs. Quinn and Downes were named president and chief operating officer, respectively.

**	Effective March 12, 2010, the Company’s employment of Mr. Boisvert terminated upon expiration of his employment agreement. For additional information on Mr. Boisvert’s employment and severance agreements, see “Employment Agreements” below. For additional information on Mr. Boisvert’s stock options and restricted stock awards, see the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End” tables below.

(1)	The amounts shown in this column represent the aggregate grant date fair values of the restricted stock awards granted to each of the named executive officers in the years specified computed in accordance with FASB ASC Topic 718. The 2008 and 2007 award values were recalculated from amounts shown in prior year proxy statements to reflect their grant date fair values, as required by SEC rules effective for 2010. Awards in 2009, 2008 and 2007 have performance-based vesting conditions and are valued at the grant date based upon the probable outcome of such conditions, excluding the effect of estimated forfeitures. The grant date values assume that the highest level of performance conditions will be achieved. No restricted stock awards were forfeited by any of the named executive officers in fiscal year 2009. The grant date fair values have been determined based on the assumptions and methodologies set forth in the notes to our consolidated financial statements included in the Form 10-K for the corresponding fiscal year, as filed with the SEC. These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards. Further information regarding the 2009 awards is included in the “Grants of Plan-Based Awards” table below, and information as to the 2008 and 2007 awards is included in the “Outstanding Equity Awards at Fiscal Year End” table below.

(2)	The amounts shown in this column represent the aggregate grant date fair values of the stock option awards granted to each of the named executive officers in the years specified computed in accordance with FASB ASC Topic 718. The 2008 and 2007 award values were recalculated from amounts shown in prior year proxy statements to reflect their grant date fair values, as required by SEC rules effective for 2010. Awards in 2008 and 2007 have performance-based vesting conditions and are valued at the grant date based upon the probable outcome of such conditions, excluding the effect of estimated forfeitures. The grant date values assume that the highest level of performance conditions will be achieved. No stock options were forfeited by any of the named executive officers in fiscal year 2009. The grant date fair values have been determined based on the assumptions and methodologies set forth in the notes to our consolidated financial statements included in the Form 10-K for the corresponding fiscal year, as filed with the SEC. These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards. Further information regarding the 2009 awards is included in the “Grants of Plan-Based Awards” table below, and information as to the 2008 and 2007 awards is included in the “Outstanding Equity Awards at Fiscal Year End” table below.

(3)	The amounts shown in this column are annual cash incentive awards earned upon the achievement of performance objectives under the Annual Incentive Plan, as more fully described in “Compensation Discussion and Analysis.”

(4)	During 2009, includes cost of annual automobile allowance for Messrs. Melnuk, Quinn, Downes and Boisvert, and company matching contributions to the

Thermadyne 401(k) Retirement Plan (the “401(k) plan”) for the benefit of Messrs. Melnuk and Schumm. In April 2009, the Company suspended matching contributions to the 401(k) plan.

(5)	Includes: (i) payment to a superannuation fund on behalf of Mr. Quinn of $29,009; and (ii) payment of $28,657 as a home leave benefit so Mr. Quinn’s family could return to Australia for an annual visit, as specified in his prior employment agreement.

(6)	Includes $37,000 in tuition payments made directly to the graduate school that Mr. Boisvert was attending.
Grants of Plan-Based Awards
     The Compensation Committee generally grants restricted stock and other incentive awards at its March meeting in connection with its review of executives’ compensation. For new hires and promotions, the Compensation Committee or the entire board delegates its authority to the principal executive officer to approve grants to new hires and promoted employees. Pursuant to our 2004 Stock Incentive Plan, the Compensation Committee granted equity incentive awards in the form of performance-based restricted stock and time-based stock options, and performance-based cash awards during 2009. Additional information about our plan-based awards is included in our Compensation Discussion and Analysis under the caption “Long-Term Incentive Awards.” None of our named executive officers exercised stock options or own restricted stock that vested during 2009.
Grants of Plan-Based Awards

						Exercise or	Grant Date
			Estimated Future Payouts Under			Base Price	Fair Value of
			Equity Incentive Plan Awards			of Option	Stock and
Name	Grant Date		Threshold(#)	Target(#)	Maximum(#)	Awarded($/Sh)	Option Awards($)(3)

Paul Melnuk	03/10/2009	(1)	2,300	6,900	6,900	4.98	6,969
	03/10/2009	(2)	6,900	20,700	20,700		37,467

Martin Quinn	03/10/2009	(1)	1,366	4,100	4,100	4.98	4,141
	03/10/2009	(2)	4,133	12,400	12,400		22,444

Terry Downes	03/10/2009	(1)	1,366	4,100	4,100	4.98	4,141
	03/10/2009	(2)	4,133	12,400	12,400		22,444

Terry A. Moody	03/10/2009	(1)	1,366	4,100	4,100	4.98	4,141
	03/10/2009	(2)	4,133	12,400	12,400		22,444

Steven A. Schumm	03/10/2009	(1)	1,366	4,100	4,100	4.98	4,141
	03/10/2009	(2)	4,133	12,400	12,400		22,444

John Boisvert	03/10/2009	(1)	1,366	4,100	4,100	4.98	4,141
	03/10/2009	(2)	4,133	12,400	12,400		22,444

(1)	Represents stock options granted pursuant to our 2004 Stock Incentive Plan, which have an exercise price that exceeded fair market value on the date of grant and a 10-year term and vest in equal installments on the first, second and third anniversaries of the date of grant.

(2)	Represents the number of shares of restricted stock granted pursuant to our 2004 Stock Incentive Plan, which are subject to the following vesting schedule: for any single year during the five-year period beginning January 2009 and ending December 31, 2013 (the “2009-13 Target Period”), a) if ROIOC for the year is 36%, then 100% of the grant will vest, b) if ROIOC for the year is 29%, then 67% of the grant will vest, c) if ROIOC for the year is 18%, then 33% of the grant will vest, and d) if ROIOC is less than 18%, the grant will be forfeited. In no event will more than 100% of the grant vest during the 2009-2013 Target Period. The highest ROIOC performance over the 2009-13 Target Period will generate the final vesting of the grant. No amount of incremental vesting will occur if ROIOC falls between vesting levels. .

(3)	Represents the aggregate grant date fair value under FASB ASC Topic 718. For restricted stock awards, fair value was determined using the closing price on the grant date of $1.81. For options, fair value was determined using the Black-Scholes option-pricing model, based upon the terms of the option grants and our stock price performance history as of the date of the grant. For additional information on the valuation assumptions, refer to Note 14 of the financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC.

2004 Stock Incentive Plan
     The plan-based equity awards disclosed in the tables above were granted under the 2004 Stock Incentive Plan, which the Compensation Committee to grant stock options, stock appreciation rights, also known as “SARs,” restricted stock, stock units and performance awards. Our officers and key executive, managerial or professional employees are eligible to receive awards under the Plan.
     Awards under the Plan result in a reduction in the number of shares of common stock available for grant on a one-for-one basis. If an award is subsequently canceled, forfeited or terminated (without exercise, in the case of stock options or SARs), the shares of common stock to which the award corresponds will be reinstated as shares available for grant pursuant to future awards under the Plan.
Stock Options
     Stock options may be either nonqualified stock options or incentive stock options intended to qualify under Section 422 of the Internal Revenue Code. The exercise price of any stock option must be equal to or greater than the fair market value of a share of our common stock on the grant date. The term of a stock option cannot exceed 10 years, except that options may be exercised for up to one year following the death of a participant even if that one year extends beyond the 10 year term. To the extent that (A) a participant’s employment is terminated other than by reason of death, dismissal for cause (as defined in the respective option agreement), or resignation from employment without the Company’s prior consent, (B) such participant’s option agreement provides for an extended exercise period following such termination, and (C) a Company-imposed blackout period is in effect at any point during the 30-day period immediately prior to expiration of such extended exercise period, then the participant’s stock options will be exercisable for 30 calendar days following expiration of the Company-imposed blackout period, subject to the foregoing 10-year limit. Subject to the terms of the Plan, the Compensation Committee determines the option’s terms and conditions, which include but are not limited to, the term, exercise price, vesting, treatment of the award upon termination of employment, and expiration of the option. The Plan permits the exercise price of options to be paid by: (a) cash or check; (b) delivery of shares of our common stock if held for more than six months; or (c) any other lawful means as determined by the Compensation Committee.
Restricted Stock
     Unless the Compensation Committee determines otherwise, restricted stock may not be sold, transferred, pledged, or otherwise transferred until the time, or until the satisfaction of such other terms, conditions, and provisions, as the Committee may determine. When the period of restriction on restricted stock terminates, we deliver the unrestricted shares of common stock to the participant. Unless the Compensation Committee determines otherwise at the time of grant, the holder of restricted stock has full voting rights and other rights as a stockholder, including rights to receive dividends and other distributions.
Performance-Based Awards
     The Compensation Committee may grant awards of performance-based stock options and restricted stock (as well as performance-based SARs and performance stock units). The terms and conditions of performance-based awards are set forth in an award agreement, and the awards would be earned only if performance goals established for performance periods are met. Performance-based awards may be made subject to the attainment of performance goals based on one or more of the following business criteria: (i) net earnings; (ii) earnings per share; (iii) net sales growth; (iv) market share; (v) operating profit; (vi) earnings before interest and taxes; (vii) EBITDA; (viii) gross margin; (ix) expense targets; (x) working capital targets relating to inventory and/or accounts receivable; (xi) operating margin; (xii) return on equity; (xiii) return on assets; (xiv) planning accuracy (as measured by comparing planned results to actual results); (xv) market price per share; (xvi) total return to stockholders; (xvii) return on invested operating capital; or (xviii) a combination of any of the foregoing. No performance-based awards are payable to any participant until the Compensation Committee certifies that the objective performance goals have been satisfied.
Role and Authority of Compensation Committee
     The Compensation Committee has the authority to interpret and administer the Plan, make rules and regulations relating to its administration and make any determinations that it deems necessary to administer the Plan. Subject to applicable limitations in the Plan, the Compensation committee reviews, approves or adjusts the recommendations of management regarding the recipients of awards and determines (a) the number of shares of our common stock covered by options and the dates upon which such options become exercisable, (b) the exercise price of options, (c) the duration of options, (d) the number of shares of our common stock subject to any stock-based awards and (e) the terms and conditions of such awards. The Compensation Committee is required to make appropriate adjustments in connection with the Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization.
Amendment or Termination
     No award may be made under the Plan after March 7, 2014, but the exercisability or period of vesting of awards previously granted may extend beyond that date. The board of directors may at any time amend, suspend or terminate the Plan, except that no award designated as subject to Section 162(m) of the Internal Revenue Code by the board after the date of such amendment will become exercisable, realizable or vested (to the extent such amendment was required to grant such award) unless and until such amendment has been approved by our stockholders.
Change in Control
     The Plan provides that all outstanding stock options, SARs and stock units will vest and become exercisable and any restrictions on restricted stock awards or stock units will lapse upon a change in control of the Company. Generally speaking, a “change in control” as defined in the Plan occurs if (i) someone acquires 50% or more of our outstanding stock, (ii) a majority of our board of directors is replaced in any 24-month period other than by new directors approved by existing directors, (iii) we merge or consolidate with another company, other than a merger or consolidation after which the holders of our stock prior to such transaction hold securities representing more than 50% of the combined voting power of the surviving entity or (iv) we liquidate or sell all or substantially all of our assets.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
									Equity Incentive
							Equity Incentive		Plan Awards:
							Plan Awards:		Market or
	Number of		Number of				Number of		Payout Value
	Securities		Securities				Unearned		of Unearned
	Underlying		Underlying				Shares, Units		Shares, Units
	Unexercised		Unexercised		Option	Option	or Other Rights		or Other Rights
	Options (#)		Options (#)		Exercise	Expiration	That Have		That Have
Name	Exercisable		Unexercisable		Price ($)	Date	Not Vested(#)		Not Vested($)*

Paul D. Melnuk	25,000	(1)			13.79	08/12/2013
	25,000	(2)			10.95	10/14/2013
	87,500	(3)	87,500	(3)	13.10	06/13/2014
			50,000	(4)	15.00	05/01/2017
			4,075	(5)	14.88	05/06/2018
			6,900	(6)	4.98	03/10/2019
							10,000	(7)	72,700
							30,000	(8)	218,100
							20,700	(9)	150,489

Martin Quinn	25,000	(10)	25,000	(10)	12.15	04/04/2015
			24,900	(4)	15.00	05/01/2017
			1,810	(5)	14.88	05/06/2018
			4,100	(6)	4.98	03/10/2019
							4,600	(7)	33,442
							13,340	(8)	96,982
							12,400	(9)	90,148

Terry Downes	12,500	(3)	12,500	(3)	13.10	06/13/2014
	15,000	(11)			12.18	04/22/2015
	500	(11)			13.95	07/12/2015
	5,000	(12)	5,000	(12)	15.75	03/31/2016
			24,900	(4)	15.00	05/01/2017
			1,585	(5)	14.88	05/06/2018
			4,100	(6)	4.98	03/10/2019
							4,600	(7)	33,442
							11,670	(8)	84,841
							12,400	(9)	90,148

Terry A. Moody			17,500	(4)	14.36	09/28/2017
			1,360	(5)	14.88	05/06/2018
			4,100	(6)	4.98	03/10/2019
							3,200	(7)	23,264
							10,000	(8)	72,700
							12,400	(9)	90,148

Steven A. Schumm	60,000	(13)	60,000	(13)	10.50	09/30/2016
			1,585	(5)	14.88	05/06/2018
			4,100	(6)	4.98	03/10/2019
							11,670	(8)	84,841
							12,400	(9)	90,148

John Boisvert	25,000	(3)	25,000	(3)	13.10	06/13/2014
	5,000	(12)	5,000	(12)	15.75	03/31/2016
			24,900	(4)	15.00	05/01/2017
			1,585	(5)	14.88	05/06/2018
			4,100	(6)	4.98	03/10/2019
							4,600	(7)	33,442
							11,670	(8)	84,841
							12,400	(9)	90,148

*	The fiscal year-end market value of restricted stock awards is calculated by multiplying the number of unvested shares subject to the award by $7.27, the closing price of our stock on December 31, 2009, the last trading day of fiscal 2009.

(1)	Stock options granted on August 12, 2003 for director services prior to becoming an employee of the Company, which vested and became exercisable in thirds beginning on the first anniversary of the date of grant.

(2)	Stock options granted on October 14, 2003, which vested and became exercisable in thirds beginning on the first anniversary of the date of grant.

(3)	Stock options granted on June 13, 2004, which are subject to the following vesting schedule: (i) one-half of the options became exercisable on December 31, 2005; and (ii) the other half, which are unvested, performance-based options, (a) were subject to vesting in installments based upon the Company’s achievement of ROIOC targets over each of the first three years from the date of grant, which targets were not achieved, and (b) subject to earlier forfeiture or accelerated vesting, will become exercisable seven years after the date of the grant, whether or not the ROIOC targets were achieved.

(4)	Stock options granted on May 1, 2007, which would have vested and become exercisable in installments based upon the Company’s achievement of average ROIOC targets over a three year period, beginning in January 2007 and ending in December 2009 (the “2007-09 Target Period”), with a minimum average ROIOC of 25%. These options were forfeited in 2010 as a result of the average ROIOC for the 2007-09 Target Period falling below 25%.

(5)	Stock options granted on May 6, 2008, which, subject to earlier forfeiture or accelerated vesting, are subject to the following vesting schedule: a) if average ROIOC for the three-year period beginning in January 2008 and ending in December 2010 (the “2008-10 Target Period”) is 35% or more, 100% of the options will become exercisable; b) if average ROIOC for the 2008-10 Target Period is 30%, 67% of the options will become exercisable; c) if average ROIOC for the 2008-10 Target Period is 25%, 33% of the options will become exercisable; and d) if average ROIOC during the 2008-10 Target Period does not reach 25%, the options will be forfeited. Incremental amounts of the options will become exercisable for average ROIOC between 25% and 30% and between 30% and 35% during the 2008-10 Target Period. The ROIOC for 2008 and 2009 was 27.5% and 14.5%, respectively.

(6)	Stock options granted on March 10, 2009, which, subject to earlier forfeiture or accelerated vesting, will vest and become exercisable in three equal installments beginning on the first anniversary of the date of grant.

(7)	Shares of restricted stock granted on May 1, 2007, which were subject to the same vesting schedule established for options granted on that date and were forfeited in 2010. See note (4), above.

(8)	Shares of restricted stock granted on May 6, 2008, which, subject to earlier forfeiture or accelerated vesting, are subject to the same vesting schedule established for options granted on that date. See note (5), above.

(9)	Shares of restricted stock granted on March 10, 2009, which, subject to earlier forfeiture or accelerated vesting, are subject to the following vesting schedule: for any single year during the five-year period beginning January 2009 and ending December 31, 2013 (the “2009-13 Target Period”), a) if ROIOC for the year is 36%, then 100% of the grant will vest, b) if ROIOC for the year is 29%, then 67% of the grant will vest, c) if ROIOC for the year is 18%, then 33% of the grant will vest, and d) if ROIOC is less than 18%, the grant will be forfeited. In no event will more than 100% of the grant vest during the 2009-2013 Target Period. The highest ROIOC performance over the 2009-13 Target Period will generate the final vesting of the grant. No amount of incremental vesting will occur if ROIOC falls between vesting levels.

(10)	Stock options granted on April 4, 2005, which are subject to the following vesting schedule: (i) one-half of the options became exercisable on December 31, 2005; and (ii) the other half, which are unvested, performance-based options, (a) were subject to vesting in installments based upon the Company’s achievement of ROIOC targets over each of the first three years from the date of grant, which targets were not achieved, and (b) subject to earlier forfeiture or accelerated vesting, will become exercisable seven years after the date of the grant (but only to the extent they have not otherwise terminated or become exercisable), whether or not the ROIOC targets were achieved.

(11)	Stock options to purchase 15,000 and 500 shares granted on April 22, 2005, and July 12, 2005, respectively, which vested and became exercisable on December 31, 2005.

(12)	Stock options granted on March 31, 2006, one-half of which were subject to time-based vesting and became fully vested on March 31, 2009 and the other half, which are unvested, performance-based options, (a) were subject to vesting in installments based upon the Company’s achievement of ROIOC targets over each of the first three years from the date of grant, which targets were not achieved, and (b) subject to earlier forfeiture or accelerated vesting, will become exercisable seven years after the date of the grant, whether or not the ROIOC targets were achieved.

(13)	Stock options awarded on September 30, 2006, pursuant to Mr. Schumm’s employment agreement, one-half of which were subject to time-based vesting and became fully vested on September 30, 2009, and the other half, which are unvested, performance-based options, (a) were subject to vesting in installments based upon the Company’s achievement of ROIOC targets over each of the first three years from the date of grant, which targets were not achieved, and (b) subject to earlier forfeiture or accelerated vesting, will become exercisable seven years after the date of the grant, whether or not the ROIOC targets were achieved.

Employment Agreements
     The Summary Compensation Table and Grants of Plan-Based Awards Table above provide certain information regarding compensation of our named executive officers. The narrative below provides additional and explanatory information regarding compensation of our named executive officers and should be read in conjunction with those tables.
Paul Melnuk
     Effective August 17, 2009, Paul Melnuk stepped down as chief executive officer of the Company and was named executive chairman of the board. In connection with his move into the full-time role of chairman, we entered into an amended and restated employment agreement with Mr. Melnuk, which requires that the Company request the board to elect Mr. Melnuk as chairman of the board.
     Under the terms of his current employment agreement, Mr. Melnuk’s base salary is $30,000 per month. At the board’s discretion, Mr. Melnuk may receive a yearly bonus, in an amount and form as the board may determine. Mr. Melnuk is also entitled to participate in the benefit and health programs available to the Company’s executives, including profit sharing and retirement plans.
     Mr. Melnuk’s employment agreement has a term of two years unless terminated earlier. Employment can be terminated with or without cause by the Company, voluntarily by Mr. Melnuk (including by constructive termination) and automatically upon his death or disability. If his employment is terminated, then Mr. Melnuk (or his estate) is entitled to the payments as set forth below in the section titled “Potential Payments upon Termination or Change in Control.”
     Under the terms of the agreement, Mr. Melnuk’s vested stock options will be exercisable following expiration of the agreement or termination of employment until the earlier of the expiration of the options and (i) 90 days after expiration of the agreement, if it is not earlier terminated, (ii) six months after termination, in the case of termination as a result of death or disability, (iii) 90 days after termination, in the case of voluntary termination, or (iv) 90 days after the term of the employment agreement or one year after termination, in the case of termination without cause or constructive termination. In the event of a termination without cause or constructive termination, Mr. Melnuk’s unvested stock options will continue to vest through the term of the employment agreement and will be exercisable for 90 days after vesting. Upon a termination of Mr. Melnuk’s employment for cause, all of his stock options, whether vested or unvested, will expire immediately. In addition, all stock options will expire immediately if Mr. Melnuk violates certain restrictions in the agreement, such as the non-compete, non-solicitation and confidentiality provisions.
     The agreement provides that Mr. Melnuk cannot solicit any customer or prospective customer of the Company or induce any person to terminate employment with the Company for a period of two years after expiration of the agreement or termination for any reason. In addition, Mr. Melnuk cannot engage in, invest in, or render services to any entity engaged in the businesses in which the Company is engaged in any country for a period of six months after expiration of the agreement and for a period of 18 months after termination for cause or voluntary termination (other than by constructive termination).
     “Cause” is defined in the agreement as the following conduct by Mr. Melnuk: (i) the conviction of a crime constituting a felony or other crime of moral turpitude; (ii) an act of dishonesty intended to result in gain to Mr. Melnuk at the Company’s expense; (iii) willful misconduct injurious to the Company; (iv) failure to comply with the material terms of the agreement; (v) failure to comply fully with any lawful directives of the board; (vi) misappropriation of Company funds; (vii) habitual abuse of alcohol, narcotics or other controlled substances; (viii) gross negligence in the performance of his duties; or (ix) failure to comply with the Company’s Code of Ethics.
     Disability is deemed to have occurred if Mr. Melnuk is unable to perform the duties of his employment due to mental or physical incapacity for a period of six consecutive months.
     Constructive termination is defined in the agreement as the occurrence of any of the following without Mr. Melnuk’s consent: (i) failure of the Company to comply with the material terms of the agreement; (ii) any purported termination by the Company of his employment other than for cause; (iii) if the Company assigns the agreement to a successor of all or substantially all of the business or assets of the Company, and the successor fails to assume the Company’s obligations under the agreement; (iv) if the board fails to elect Mr. Melnuk as chairman of the board or reassigns him to a different position; or (v) a material reduction in his duties.

Martin Quinn
     Effective August 17, 2009, the board appointed Martin Quinn president of the Company. Prior to this date, Mr. Quinn served as executive vice president — global sales. In connection with his appointment as president, we entered into an amended and restated employment agreement with Mr. Quinn.
     Under the terms of his current employment agreement, Mr. Quinn’s base salary is $400,000 per year. Mr. Quinn is eligible to receive an annual incentive award of between 0% and 120% of his base salary, with a target bonus of 60% of base salary. The actual amount of any annual incentive award is determined by the Compensation Committee based on the achievement of financial goals and on other critical initiatives in accordance with the Company’s Annual Incentive Plan. The agreement provides for a car allowance of $500 per month. Mr. Quinn is also entitled to participate in the benefit and health programs, including profit sharing and retirement plans, as well as long-term incentive programs available to the Company’s executives.
     The agreement also provides for a one-time bonus award with an aggregate grant value of $100,000, consisting of performance-based restricted stock and performance cash under the Company’ 2004 Stock Incentive Plan. The vesting of these awards, which were granted to Mr. Quinn on March 9, 2010, are subject to the achievement of certain performance criteria established by the Compensation Committee on such date. See “Compensation Discussion & Analysis – Post Fiscal Year Compensation Actions.”
     Mr. Quinn’s employment agreement has an initial term of one year and will renew for one-year periods on each anniversary of the date of the agreement unless terminated earlier. Employment can be terminated for cause, without cause or as a result of non-renewal by the Company, voluntarily by Mr. Quinn (including by constructive termination) and automatically upon his death or disability. If his employment is terminated, then Mr. Quinn (or his estate) is entitled to the payments as set forth below in the section titled “Potential Payments Upon Termination or Change in Control.”
     Any long-term incentive awards, such as stock options and restricted shares, outstanding at the time of termination of Mr. Quinn’s employment will survive termination in accordance with their applicable terms. All such awards, however, will expire immediately if Mr. Quinn violates certain restrictions in the agreement, such as the non-compete, non-solicitation and confidentiality provisions.
     The agreement provides that Mr. Quinn cannot solicit any customer or prospective customer of the Company or induce any person to terminate employment with the Company for a period of two years after termination for any reason. In addition, Mr. Quinn cannot engage in, invest in, or render services to any entity engaged in the businesses in which the Company is engaged in any country for a period of one year after termination due to non-renewal, cause or voluntary termination (other than by constructive termination).
     “Cause” is defined in the agreement as the following conduct by Mr. Quinn: (i) the conviction of a crime constituting a felony or other crime of moral turpitude; (ii) an act of dishonesty intended to result in gain to Mr. Quinn at the Company’s expense; (iii) willful misconduct injurious to the Company; (iv) failure to comply with the material terms of the agreement; (v) failure to comply fully with any lawful directives of the board; (vi) misappropriation of Company funds; (vii) habitual abuse of alcohol, narcotics or other controlled substances; (viii) gross negligence in the performance of his duties; (ix) failure to comply with the Company’s Code of Ethics; or (x) failure to maintain a primary residence within 50 miles of the Company’s headquarters.
     Disability is deemed to have occurred if Mr. Quinn is unable to perform the duties of his employment due to mental or physical incapacity for a period of six consecutive months.
     Constructive termination is defined in the agreement as the occurrence of any of the following without Mr. Quinn’s consent: (i) failure of the Company to comply with the material terms of the agreement; (ii) a reduction in salary or bonus percentage (that does not apply to similarly situated executives) or a material reduction in his duties; (iii) any purported termination by the Company of his employment other than for cause; or (iv) if the Company assigns the agreement to a successor of all or substantially all of the business or assets of the Company, and the successor fails to assume the Company’s obligations under the agreement.
Terry Downes
     Effective August 17, 2009, the board appointed Terry Downes executive vice president and chief operating officer of the Company. Prior to this date, Mr. Downes served as executive vice president — global corporate development. In connection with this appointment, we entered into a third amended and restated employment agreement with Mr. Downes.

     Under the terms of his current employment agreement, Mr. Downes’ base salary is $340,000 per year. Mr. Downes is eligible to receive an annual incentive award of between 0% and 100% of his base salary, with a target bonus of 50% of base salary. The actual amount of any annual incentive award is determined by the Compensation Committee based on the achievement of financial goals and on other critical initiatives in accordance with the Company’s Annual Incentive Plan. The agreement provides for a car allowance of $500 per month. Mr. Downes is also entitled to participate in the benefit and health programs, including profit sharing and retirement plans, as well as long-term incentive programs available to the Company’s executives.
     The agreement also provides for a one-time bonus award with an aggregate grant value of $75,000, consisting of performance-based restricted stock and performance cash under the Company’s 2004 Stock Incentive Plan. The vesting of these awards, which were granted to Mr. Downes on March 9, 2010, are subject to the achievement of certain performance criteria established by the Compensation Committee on such date. See “Compensation Discussion & Analysis – Post Fiscal Year Compensation Actions.”
     Mr. Downes’ employment agreement has an initial term of one year and will renew for one-year periods on each anniversary of the date of the agreement unless terminated earlier. Employment can be terminated for cause, without cause or as a result of non-renewal by the Company, voluntarily by Mr. Downes (including by constructive termination) and automatically upon his death or disability. If his employment is terminated, then Mr. Downes (or his estate) is entitled to the payments as set forth below in the section titled “Potential Payments upon Termination or Change in Control.”
     Any long-term incentive awards, such as stock options and restricted shares, outstanding at the time of termination of Mr. Downes’ employment will survive termination in accordance with their applicable terms. All such awards, however, will expire immediately if Mr. Downes violates certain restrictions in the agreement, such as the non-compete, non-solicitation and confidentiality provisions.
     The agreement provides that Mr. Downes cannot solicit any customer or prospective customer of the Company or induce any person to terminate employment with the Company, for a period of two years after termination for any reason. In addition, Mr. Downes cannot engage in, invest in, or render services to any entity engaged in the businesses in which the Company is engaged in any country for a period of one year after termination due to non-renewal, cause or voluntary termination (other than by constructive termination).
     “Cause” is defined in the agreement as the following conduct by Mr. Downes: (i) the conviction of a crime constituting a felony or other crime of moral turpitude; (ii) an act of dishonesty intended to result in gain to Mr. Downes at the Company’s expense; (iii) willful misconduct injurious to the Company; (iv) failure to comply with the material terms of the agreement; (v) failure to comply fully with any lawful directives of the board; (vi) misappropriation of Company funds; (vii) habitual abuse of alcohol, narcotics or other controlled substances; (viii) gross negligence in the performance of his duties; (ix) failure to comply with the Company’s Code of Ethics; or (x) failure to maintain a primary residence within 50 miles of the Company’s headquarters.
     Disability is deemed to have occurred if Mr. Downes is unable to perform the duties of his employment due to mental or physical incapacity for a period of six consecutive months.
     Constructive termination is defined in the agreement as the occurrence of any of the following without Mr. Downes’ consent: (i) failure of the Company to comply with the material terms of the agreement; (ii) a reduction in salary or bonus percentage (that does not apply to similarly situated executives) or a material reduction in his duties; (iii) any purported termination by the Company of his employment other than for cause; or (iv) if the Company assigns the agreement to a successor of all or substantially all of the business or assets of the Company, and the successor fails to assume the Company’s obligations under the agreement.
Terry A. Moody
     Terry A. Moody is executive vice president of global operations. In exchange for his services, we entered into an agreement on July 12, 2007, to pay Mr. Moody $315,000 annually. Effective February 1, 2009, Mr. Moody’s base salary was reduced to $299,000, and effective January 1, 2010, his base salary was restored to $315,000, his base salary at the beginning of 2009.
     Mr. Moody is eligible to receive an annual incentive award of between 0% and 75% of his base salary, with a target bonus of 37.5% of base salary. The actual amount of any annual incentive award is determined by the Compensation Committee based on the achievement of financial goals and on other critical initiatives in accordance with the Company’s Annual Incentive Plan. Mr. Moody is also entitled to participate in the benefit and health programs, including profit sharing and retirement plans, available to the Company’s executives.

     Mr. Moody’s employment agreement had an initial term of two years and now renews for one-year periods on each anniversary of the date of the agreement unless terminated earlier. Employment can be terminated for cause, without cause or as a result of non-renewal by the Company, voluntarily by Mr. Moody (including by constructive termination) and automatically upon his death or disability. If Mr. Moody’s employment is terminated, then Mr. Moody (or his estate) is entitled to the payments as set forth below in the section titled “Potential Payments upon Termination or Change in Control.”
     “Cause” is defined under the agreement as the following conduct by Mr. Moody: (i) an act of willful misconduct, fraud, embezzlement, theft or any other act constituting a felony, involving moral turpitude or causing material harm, financial or otherwise, to the Company; (ii) an intentional act or failure to act that causes or can be expected to imminently cause material injury to the Company; (iii) a material breach of the agreement; or (iv) habitual abuse of alcohol, narcotics, or other controlled substances that impair Mr. Moody’s ability to perform his duties.
     Disability is deemed to have occurred under the agreement if Mr. Moody is disabled within the meaning of Internal Revenue Code Section 409A(a)(2)(C).
     Constructive termination is defined under the agreement as the occurrence of any of the following without Mr. Moody’s consent: (i) failure of the Company to substantially comply with the agreement; (ii) reduction in salary or bonus percentage, or a material reduction in his duties; (iii) any purported termination by the Company of his employment other than for cause; (iv) if the Company assigns the agreement to a successor of all or substantially all of the business or assets of the Company, and the successor fails to assume expressly and perform the agreement; or (v) if the Company relocates its principal offices, or requires Mr. Moody to relocate his principal work location, more than 45 miles.
     The agreement provides that Mr. Moody cannot induce any person to terminate employment with the Company for a period of twelve months after termination for any reason. In addition, Mr. Moody cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country (i) for a period of twelve months after termination for cause or voluntary termination (other than by constructive termination), or (ii) during the period of time the Company would be required to make severance payments or payments under a disability plan as a result of termination due to disability, termination without cause or constructive termination.
Steven A. Schumm
     Steven A. Schumm was named executive vice president, chief financial officer and chief administrative officer on August 7, 2006. In exchange for his services, we entered into an agreement to pay Mr. Schumm $325,000 annually. Effective February 1, 2009, Mr. Schumm’s base salary was reduced to $301,500, and effective January 1, 2010, his base salary was restored to $335,000, his base salary at the beginning of 2009.
     Mr. Schumm is eligible to receive an annual incentive award of between 0% and 75% of his base salary, with a target bonus of 37.5% of base salary. The actual amount of any annual incentive award is determined by the Compensation Committee based on the achievement of financial goals and on other critical initiatives in accordance with the Company’s Annual Incentive Plan. Mr. Schumm is also entitled to participate in the benefit and health programs, including profit sharing and retirement plans, as well as stock option programs available to the Company’s executives.
     Mr. Schumm’s employment agreement had an initial term of two years and now renews for one-year periods on each anniversary of the date of the agreement unless terminated earlier. Employment can be terminated for cause, without cause or as a result of non-renewal by the Company, voluntarily by Mr. Schumm (including by constructive termination) and automatically upon his death or disability. If Mr. Schumm’s employment is terminated, then Mr. Schumm (or his estate) is entitled to the payments as set forth below in the section titled “Potential Payments upon Termination or Change in Control.”
     “Cause” is defined under the agreement as the following conduct by Mr. Schumm: (i) an act of willful misconduct, fraud, embezzlement, theft, or any other act constituting a felony, involving moral turpitude or causing material harm to the Company; (ii) an intentional act or failure to act that causes material injury to the Company; (iii) a material breach of the agreement; or (iv) habitual abuse of alcohol, narcotics or other controlled substances.
     Disability is deemed to have occurred under the agreement if Mr. Schumm is disabled within the meaning of Internal Revenue Code Section 409A(a)(2)(C).
     Constructive termination is defined under the agreement as the occurrence of any of the following without Mr. Schumm’s consent: (i) failure of the Company to substantially comply with the agreement; (ii) a reduction in salary or bonus percentage or a material reduction in his duties; (iii) any purported termination by the Company of his employment other than for cause; (iv) if the Company assigns the agreement to a successor of all or substantially all of the business or assets of the company, and the successor fails to assume the Company’s obligations under the agreement; or (v) if the Company relocates its principal offices, or requires Mr. Schumm to relocate his principal work location, more than 45 miles.
     The agreement provides that Mr. Schumm cannot induce any person to terminate employment with the Company for a period of 12 months after termination for any reason. In addition, Mr. Schumm cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country (i) for a period of twelve months after termination for cause or voluntary termination (other than by constructive termination), or (ii) during the period of time the Company would be required to make severance payments or payments under a disability plan as a result of termination due to disability, termination without cause or constructive termination.
John Boisvert
     Until November 2009, John Boisvert served as executive vice president — engineering and technology of the Company. Effective March 12, 2010, Mr. Boisvert’s employment with the Company terminated upon expiration of his employment agreement. Prior to his termination, Mr. Boisvert was employed by the Company pursuant to an employment agreement dated January 1, 2004.
     Under the terms of his employment agreement, Mr. Boisvert’s annual base salary was $266,288. Mr. Boisvert’s salary was increased to $280,000 in 2008 and, effective February 1, 2009, he agreed to reduce his salary to $266,000 in 2009.
     Mr. Boisvert was eligible to receive an annual incentive award of between 0% and 75% of his base salary, with a target bonus of 37.5% of base salary. The actual amount of any annual incentive award is determined by the compensation committee based on the achievement of financial goals and on other critical initiatives in accordance with the Company’s Management Incentive Plan. Mr. Boisvert was also entitled to participate in the benefit and health programs, including profit sharing and retirement plans, available to the Company’s executives.
     Mr. Boisvert’s employment agreement had an initial term of one year, renewable for one-year periods on each anniversary of the date of the agreement unless terminated earlier. Employment could be terminated for cause, without cause or as a result of non-renewal by the Company, voluntarily by Mr. Boisvert (including by constructive termination) and automatically upon his death or disability. Upon the termination of his employment, Mr. Boisvert (or his estate) would be entitled to the payments as set forth below in the section titled “Potential Payments upon Termination or Change in Control.”
     “Cause” is defined under the agreement as the following conduct by Mr. Boisvert: (i) the conviction of a crime constituting a felony or other crime of moral turpitude; (ii) an act of dishonesty intended to result in gain to Mr. Boisvert at the Company’s expense; (iii) willful misconduct injurious to the Company; (iv) misappropriation of Company funds; (v) habitual abuse of alcohol, narcotics or other controlled substances; (vi) gross negligence in the performance of his duties; (vii) failure to comply fully with any lawful directives of the chief executive officer or the board; (viii) failure to comply with the Company’s Code of Ethics; or (ix) failure to maintain a primary residence within 75 miles of his current primary work place (unless requested by the Company).
     Disability is deemed to have occurred if Mr. Boisvert were unable to perform the duties of his employment due to mental or physical incapacity for a period of 90 consecutive days or 120 non-consecutive days within a 365-day period.
     Constructive termination is defined under the agreement as the occurrence of any of the following without Mr. Boisvert’s consent: (i) failure of the Company to substantially comply with the agreement; (ii) reduction in salary or bonus percentage, or a material reduction in his duties; (iii) if the Company assigns the agreement to a successor of all or substantially all of the business or assets of the Company, and the successor fails to assume expressly and perform the agreement; or (iv) if the Company requires Mr. Boisvert to relocate his principal work location more than 75 miles.
     Under the terms of the agreement, Mr. Boisvert cannot induce any person to terminate employment with the Company for a period of 12 months after termination for any reason. In addition, Mr. Boisvert cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country (i) for a period of twelve months after termination for cause or voluntary termination (other than by constructive termination), or (ii) during the period of time the Company would be required to make severance payments or payments under a disability plan as a result of termination by non-renewal, termination due to disability, or constructive termination.
     On November 19, 2009, we provided to Mr. Boisvert written notice of our election not to renew his employment agreement. Effective as of March 12, 2010, the Company and Mr. Boisvert entered into a Severance Agreement and Release (the “Severance

Agreement”), of which the post-termination payment terms are consistent with the comparable provisions of his employment agreement. Pursuant to the Severance Agreement, among other things, we will continue to provide Mr. Boisvert with his base salary as of January 1, 2009 of $280,000, along with certain benefits, for a 12-month period ending March 12, 2011. Our obligation to provide such compensation or benefits is subject to reduction by amounts Mr. Boisvert receives from any new employer as compensation or benefits during such period. Mr. Boisvert is entitled to an additional one-time payment of $14,000, the equivalent of his salary reduction in 2009, as well as an extension of the exercise period for stock options vested as of March 12, 2010 for a period of 180 days after such date. Mr. Boisvert also has ongoing confidentiality, non-competition and non-solicitation obligations in accordance with the terms of the Severance Agreement. The Severance Agreement provides for a release by Mr. Boisvert of the Company from all potential liability for claims arising out of his employment with the Company.
Potential Payments Upon Termination or Change in Control
     As noted above, our employment agreements with each of Messrs. Melnuk, Quinn, Downes, Schumm and Moody provide, and Mr. Boisvert’s agreement also provided, for payments to the officer in the event of termination of employment. The employment agreements of the named executive officers do not contain specific provisions for compensating the officers upon a change in control of the Company. If the Company’s successor following a change of control does not assume the Company’s obligations under the employment agreements or makes certain changes in an officer’s compensation or duties that would be deemed to be a constructive termination, then the officer would be compensated in accordance with the constructive termination provisions of his employment agreement.
     The table below sets forth information describing and quantifying certain compensation that would become payable under each named executive officer’s employment agreement if the officer’s employment had terminated on December 31, 2009. The information is based on the officer’s compensation and benefits as of that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under the 401(k) plan, disability benefits and accrued vacation pay. The table does not include benefits that accrue to the named executive officers upon a change in control of the Company as a result of the acceleration of vesting of outstanding stock options and restricted stock awards, which are addressed separately below.

Estimated Payments Upon Termination of Employment

					Perquisites and
Reason for termination of employment:	Salary $		Bonus $		Other Benefits $		Total $
Death
Mr. Melnuk	586,452	(1)	—		—		586,452
Mr. Quinn	0	(2)	0	(3)	—		0
Mr. Downes	0	(2)	0	(3)	—		0
Mr. Moody	0	(4)	0	(3)	—		0
Mr. Schumm	0	(4)	0	(3)	—		0
Mr. Boisvert	0	(4)	0	(3)	—		0
Disability
Mr. Melnuk	586,452	(1)	—		10,544	(5)	596,996
Mr. Quinn	0	(2)	0	(3)	9,931	(6)	9,931
Mr. Downes	0	(2)	0	(3)	13,544	(6)	13,544
Mr. Moody	147,452	(7)	0	(3)	—		147,452
Mr. Schumm	148,931	(7)	0	(3)	—		148,931
Mr. Boisvert	131,178	(7)	0	(3)	—		131,178
Without Cause(8)
Mr. Melnuk	586,452	(1)	—		10,544	(5)	596,996
Mr. Quinn	400,000	(9)	0	(3)	4,488	(10)	404,488
Mr. Downes	340,000	(9)	0	(3)	6,372	(10)	346,372
Mr. Moody	299,000	(11)	149,500	(12)	6,372	(10)	354,872
Mr. Schumm	302,000	(11)	226,500	(13)	4,488	(10)	532,988
Mr. Boisvert	399,000	(14)	0	(3)	6,372	(10)	405,372
Constructive termination(8)
Mr. Melnuk	586,452	(1)	—		10,544	(5)	596,996
Mr. Quinn	400,000	(9)	0	(3)	4,488	(10)	404,488
Mr. Downes	340,000	(9)	0	(3)	6,372	(10)	346,372
Mr. Moody	299,000	(11)	149,500	(12)	6,372	(10)	354,872
Mr. Schumm	302,000	(11)	226,500	(13)	4,488	(10)	532,988
Mr. Boisvert	399,000	(14)	0	(3)	6,372	(10)	405,372
Non-renewal/expiration of employment agreement
Mr. Melnuk	—		—		—		0
Mr. Quinn	300,000	(15)	—		3,724	(16)	303,724
Mr. Downes	255,000	(15)	—		5,079	(16)	260,079
Mr. Moody	299,000	(9)	—		—		299,000
Mr. Schumm	302,000	(9)	—		—		302,000
Mr. Boisvert	266,000	(11)	0	(9)	6,372	(10)	272,372
For Cause
Mr. Melnuk	—		—		—		0
Mr. Quinn	—		—		—		0
Mr. Downes	—		—		—		0
Mr. Moody	—		—		—		0
Mr. Schumm	—		—		—		0
Mr. Boisvert	—		—		—		0
Voluntary termination by employee
Mr. Melnuk	—		—		—		0
Mr. Quinn	—		—		—		0
Mr. Downes	—		—		—		0
Mr. Moody	—		—		—		0
Mr. Schumm	—		—		—		0
Mr. Boisvert	—		—		—		0

(1)	Base salary is paid in accordance with current payroll practices through August 17, 2011. The officer or his estate, as the case may be, may elect to receive a lump sum payment, which would be the amount shown less 12%.

(2)	Base salary is paid in accordance with current payroll practices through the end of the pay period in which termination occurs. December 31, 2009 was the last day of the last pay period in 2009.

(3)	Based on the bonus the officer would have been entitled to receive for the year in which termination occurs. The amount is prorated based on the number of days the officer worked during the year.

(4)	Base salary is paid in accordance with current payroll practices through the end of the month in which termination occurs.

(5)	Represents the value to the officer of participation until August 17, 2011 in certain benefit programs available to the Company’s full-time executives, such as health, life and disability insurance, but excluding profit sharing, 401(k) and retirement plans (assuming the officer continues to make all required contributions).

(6)	Represents the value to the officer of participation for two years following termination in certain benefit programs available to the Company’s full-time executives, such as health, life and disability insurance, profit sharing, 401(k) and retirement plans (assuming the officer continues to make all required contributions).

(7)	Base salary is paid in accordance with current payroll practices for 180 days.

(8)	In the event of termination without cause or constructive termination of Mr. Quinn, Mr. Downes, Mr. Schumm or Mr. Moody, all compensation will cease upon the officer’s death during the termination pay period and will be reduced by the amount of compensation the officer receives from a new employer if he is reemployed during the termination pay period.

(9)	Base salary is paid in accordance with current payroll practices for one year.

(10)	Represents the value to the officer of participation for one year following termination in certain benefit programs available to the Company’s full-time executives, such as health, life and disability insurance, but excluding profit sharing, 401(k) and retirement plans (assuming the officer continues to make all required contributions). Amount shown for Mr. Boisvert also includes an automobile allowance for 12 months.

(11)	Base salary is paid in accordance with current payroll practices for one year. The officer may elect to receive a lump sum payment, which would be the amount shown less 12%.

(12)	Bonus equal to 50% of the officer’s annual base salary is paid within 30 days of termination.

(13)	Bonus equal to 75% of the officer’s annual base salary is paid within 30 days of termination.

(14)	Base salary is paid in accordance with current payroll practices for 18 months. The officer may elect to receive a lump sum payment, which would be the amount shown less 12%.

(15)	Base salary is paid in accordance with current payroll practices for nine months.

(16)	Represents the value to the officer of participation for nine months following termination in certain benefit programs available to the Company’s full-time executives, such as health, life and disability insurance, but excluding profit sharing, 401(k) and retirement plans (assuming the officer continues to make all required contributions).
     The employment agreement for each of the above-named executive officers contains a provision for complying with Section 409A of the Internal Revenue Code relating to deferred payments, including the payment of severance. In addition, each agreement limits severance payments, to the extent they are considered “parachute payments” under Section 280G of the Internal Revenue Code, to 299% of the employee’s “base amount” of compensation as defined in Section 280G.
     As described above in “Executive Compensation — 2004 Stock Incentive Plan,” all outstanding, unvested stock options will vest and become exercisable and all restrictions on restricted stock awards will lapse upon a change in control of the Company. The table below sets forth the intrinsic value (that is, the value based upon the Company’s stock price and, in the case of stock options, minus the exercise price) of outstanding equity awards that would become exercisable or vested if a change in control of the Company had occurred as of December 31, 2009.
Estimated Payments Upon Change in Control

	Unvested	Exercise	Value of	Unvested	Value of	Total
Name	Options (#)	Price ($)	Options ($)(1)	Restricted Stock (#)	Restricted Stock ($)(1)	Value ($)
Paul Melnuk	6,900	4.98	15,801	60,700	441,289	457,090
Martin Quinn	4,100	4.98	9,389	30,340	220,572	229,961
Terry Downes	4,100	4.98	9,389	28,670	208,431	217,820
Terry A. Moody	4,100	4.98	9,389	25,600	186,112	195,501
Steven A. Schumm	4,100	4.98	9,389	24,070	174,989	184,378

(1)	Based on closing sales price of a share of common stock on December 31, 2009 of $7.27.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The members of our Compensation Committee during fiscal year 2009 were J. Joe Adorjan, Andrew L. Berger and James B. Gamache. Mr. Gamache is the chairman of the Committee.
     None of our executive officers serves as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee. None of the current members of our Compensation Committee has ever been an officer or employee of Thermadyne or any of our subsidiaries. None of the current Compensation Committee members had, during the last fiscal year, a relationship requiring disclosure pursuant to Item 404(a) of Regulation S-K.
INFORMATION ABOUT STOCK OWNERSHIP
     The following table sets forth, as of March 26, 2010, certain information regarding the ownership of common stock (i) by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock; (ii) by each director; (iii) by each named executive officer; and (iv) by all directors and executive officers as a group. The Company believes that, unless otherwise noted, each person shown in the following table has sole voting and sole investment power with respect to the shares indicated.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership	Class(1)
Angelo, Gordon & Co., L.P., 245 Park Avenue, New York, NY 10167(2)	4,496,555	33.2%
John P. Pecora 130 Montadale Drive, Princeton, NJ 08540(3)	1,119,622	8.3%
Royce & Associates, LLC, 1414 Avenue of the Americas, New York, NY 10019(4)	960,959	7.1%
Paul D. Melnuk(5)	325,754	2.4%
Steven A. Schumm(5)	108,618	*
Martin Quinn(5)	107,210	*
Terry J. Downes(5)	106,759	*
John Boisvert(5)	77,577	*
J. Joe Adorjan(5)	35,833	*
Bradley G. Pattelli	35,000	*
James B. Gamache(5)	33,100	*
Terry Moody(5)	30,822	*
Andrew L. Berger(5)	25,000	*
Marnie S. Gordon(5)	25,000	*
Christopher P. Hartmann	0	*
All directors and executive officers as a group (12 persons)	910,673	6.5%

*	Represents less than 1%.

(1)	Based on 13,543,068 shares of common stock outstanding as of March 26, 2010, and calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)	Information with respect to the shares beneficially held by Angelo, Gordon & Co., L.P is based on a Schedule 13D/A filed with the SEC February 16, 2010.

(3)	Information with respect to the shares beneficially held by John P. Pecora is based on a Schedule 13D/A filed with the SEC August 26, 2009.

(4)	Information with respect to the shares beneficially held by Royce & Associates, LLC is based on a Schedule 13G/A filed with the SEC January 26, 2010.

(5)	Includes the following number of shares underlying options exercisable within 60 days of March 26, 2010: Mr. Melnuk, 199,800; Mr. Schumm, 61,366; Mr. Quinn, 55,866; Mr. Downes, 63,866; Mr. Boisvert, 31,366; Mr. Adorjan, 13,333; Mr. Gamache, 25,000; Mr. Moody, 30,822; Mr. Berger, 25,000; Ms. Gordon, 25,000; and all directors and executive officers as a group, 501,963.

PROPOSAL TWO: RATIFICATION OF KPMG AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
     The Audit Committee has appointed the firm of KPMG LLP as our independent registered public accountants to audit our accounts and the accounts of our subsidiaries for the year ending December 31, 2010.
Independent Registered Public Accountant Fees and Other Matters
     In respect of the fiscal years ended December 31, 2009 and 2008, KPMG LLP billed us the fees set forth below in connection with services rendered by the independent registered public accountants to us (in thousands):

Fee Category	2009	2008
Audit Fees	$1,951	$2,267
Audit-Related Fees	$15	$0
Tax Fees	$0	$0
Total	$1,966	$2,267
     Audit fees consisted of fees for the audit of our annual consolidated financial statements and review of our quarterly financial statements, as well as services normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and assistance with and review of company documents filed with the SEC.
     Audit-related fees consisted of fees for assurance and related services, including consultation concerning financial accounting and reporting standards, and consultation concerning matters relating to Section 404 of the Sarbanes-Oxley Act of 2002.
     Tax fees consisted of fees for tax compliance, tax advice and tax planning services.
     Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval. All 2009 and 2008 services were pre-approved by the Audit Committee.
     THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
     We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accountants for fiscal 2010. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.
     Representatives of KPMG LLP are expected to be present at the annual meeting. The representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
AUDIT COMMITTEE REPORT
     Management is responsible for internal control over financial reporting, the financial reporting process and compliance with laws and regulations. Our independent registered public accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards, evaluating our internal control over financial reporting, and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. Each fiscal year, the Audit Committee devotes the attention it deems necessary and appropriate to each of the matters assigned to it under its charter. The Audit Committee’s duties and responsibilities do not include conducting audits or accounting reviews. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accountants, which are included in its report on the consolidated financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.
     In this context for 2009, the Audit Committee met and held discussions with management and with KPMG LLP to review and discuss our consolidated financial statements for the fiscal year ended December 31, 2009 before their issuance and to discuss significant accounting issues. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles.
     The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. It also discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee monitors auditor independence and has reviewed non-audit services performed by the independent registered public accountants.
     The Audit Committee discussed and reviewed with KPMG LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90. With and without management present, the Audit Committee discussed and reviewed the results of the independent registered public accountants’ examination of the financial consolidated statements for the fiscal year ended December 31, 2009.
     Based on the above-mentioned review and discussions with management and KPMG LLP, the Audit Committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

By the Audit Committee: Marnie S. Gordon, Chairman James B. Gamache Christopher P. Hartmann
TRANSACTIONS WITH RELATED PERSONS
     Certain investment advisory clients of Angelo, Gordon & Co., LP are lenders of $25 million in the aggregate under our second lien facility or holders of our outstanding Senior Subordinated Notes. Angelo, Gordon beneficially owns 33.2% of the outstanding shares of our common stock and holds such shares on account of certain of its investment advisory clients. The terms of the second lien facility credit agreement, which was amended and restated in August 2009, were negotiated at arm’s length, and we believe the terms of the agreement are as favorable to us as could be obtained from a lender with whom we have no affiliation. Mr. Pattelli, a director, is employed by Angelo, Gordon but does not have a direct or indirect material interest in the Company’s indebtedness under the second lien facility or the Senior Subordinated Notes.
     As set forth in the Audit Committee’s charter, the Audit Committee reviews, discusses and approves any transactions or courses of dealing with related parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties. All transactions required to be reported pursuant to Item 404(a) of Regulation S-K since the beginning of the 2009 fiscal year were reviewed and approved by the disinterested members of the board of directors.
OTHER MATTERS
     The board of directors is not aware of any matters that are expected to come before the meeting other than those referred to in this proxy statement. If any other matter should properly come before the meeting, the persons named in the accompanying proxy card intend to vote the proxies in accordance with their best judgment.
     The chairperson of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made beforehand, in compliance with the procedures outlined in the following section of this proxy statement.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS
     Under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at our 2011 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our corporate secretary, Nick H. Varsam, at 16052 Swingley Ridge Road, Suite 300, St. Louis, Missouri 63017 no later than December 3, 2010. SEC rules set standards for the types of stockholder proposals allowed and the information that must be provided by the stockholder making the request.
     In addition, pursuant to the Company’s bylaws, for business to be properly brought before an annual meeting by a stockholder, notice in writing must be delivered or mailed to the Secretary and received at the Company’s principal offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (no earlier than December 28, 2010 and no later than January 27, 2011 with respect to the 2011 annual meeting). In the event, however, that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.
     The stockholder’s notice must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business to be brought before the annual meeting and the reasons for conducting the business at the meeting; (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing the business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class and number of shares of the Company’s stock which are beneficially owned by the stockholder, and by the beneficial owner, if any, on whose behalf the proposal is made; and (iv) any material interest of the stockholder, and of the beneficial owner, if any, on whose behalf the proposal is made, in such business.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Directors, executive officers and beneficial owners of more than 10% of our common stock are required by Section 16(a) of the Securities Exchange Act to file reports with the SEC detailing their beneficial ownership of our common stock and reporting changes in such beneficial ownership. We are required to disclose any failure to file such reports on a timely basis. To our knowledge, based solely upon a review of copies of reports furnished to us and written representations that no other reports were required, except as set forth below, all Section 16(a) filing requirements during 2009 were complied with on a timely basis. During the year ended December 31, 2009, Mr. Adorjan failed to file timely one report relating to one transaction during 2009, and each of Messrs. Quinn, Downes, Schumm and Moody failed to file timely one report relating to two equity incentive grants during 2009.
HOUSEHOLDING
     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our 2009 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at:
Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
St. Louis, Missouri 63017
Attn: Nick H. Varsam, Corporate Secretary
Phone: (636) 728-3084
Facsimile No: (636) 728-3010
     If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

. Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and a vote FOR Proposal 2. 1. Election of Directors:For Withhold For WithholdFor Withhold + 01 — Paul D. Melnuk 02 — J. Joe Adorjan 03 — Andrew L. Berger 04 — James B. Gamache 05 — Marnie S. Gordon 06 — Christopher P. Hartmann 07 — Bradley G. Pattelli For Against Abstain 2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 0 2 5 0 0 1 2 + 015ODB

. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Thermadyne Holdings Corporation PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THERMADYNE HOLDINGS CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2010 The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby appoints Paul D. Melnuk and Nick H. Varsam, and each of them acting alone, with full power of substitution, as the undersigned’s proxy and attorney-in-fact to vote at the Annual Meeting of Stockholders of Thermadyne Holdings Corporation (the “Company”) to be held on April 27, 2010 (the “Annual Meeting”), or at any adjournment thereof, all shares of voting stock of the Company which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse of this card and in their discretion upon such other business as may properly come before the Annual Meeting or at any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. The Board of Directors recommends a vote “FOR” all director nominees, and a vote “FOR” proposal 2. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE EVEN IF YOU PLAN TO ATTEND THE MEETING. CONTINUED AND TO BE COMPLETED, SIGNED AND DATED ON THE REVERSE SIDE.